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                                                                   Exhibit 10.29

                                                                   The Crescent
                                                                   Dallas, Texas

                             CONTRIBUTION AGREEMENT

      THIS CONTRIBUTION AGREEMENT (this "Agreement"), made to be effective as of November 10, 2004 (the "Effective Date"), between CRESCENT REAL ESTATE FUNDING I, L.P., a Delaware limited partnership, having an office at 777 Main Street, Suite 2100, Fort Worth, Texas 76102-5325 ("Seller"); CRESCENT TC INVESTORS, L.P., a Delaware limited partnership, having an office c/o J.P. Morgan Investment Management Inc., 522 Fifth Avenue, New York, New York 10036 ("Purchaser"); CRESCENT BT I INVESTOR, L.P., a Delaware limited partnership, having an office at 777 Main Street, Suite 2100, Fort Worth, Texas 76102-5325 ("CBTIILP"); and CRESCENT BIG TEX I, L.P., a Delaware limited partnership, having an office c/o J.P. Morgan Investment Management Inc., 522 Fifth Avenue, New York, New York 10036 ("Big Tex"); each a "Party" and, collectively, the "Parties." In addition, Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership ("Crescent") has executed this Agreement solely for the purposes of Article 6, Article 7, Article 13, Article 16 and Article 17 hereof.

      WHEREAS, Seller owns fee simple title in and to all of that certain tract or parcel of land situated in Dallas, Dallas County, Texas, being more particularly described on Exhibit A attached hereto and made a part hereof for all purposes (the "Land"), together with all improvements, structures (including the parking garage) and fixtures located on the Land (collectively, the "Improvements");

      WHEREAS, subject to the terms and conditions set forth herein, Seller desires to convey, and CBTIILP desires to acquire, the Property (as hereinafter defined, which includes all of the Land and the Improvements, and all other rights and interests pertaining thereto as more particularly described in
Section 2.1 hereinafter);

      WHEREAS, the limited partner of both Seller and CBTIILP is Crescent and for tax purposes the general partner interest of both Seller and CBTIILP is owned by Crescent Real Estate Equities Company, a Texas real estate investment trust;

      WHEREAS, for federal income tax purposes such conveyance of the Property from Seller to CBTIILP shall be treated as a distribution of the Property to the partners of Seller, followed by a conveyance of the Property by such partners to CBTIILP;

      WHEREAS, following such acquisition by CBTIILP, subject to the terms and conditions set forth herein, CBTIILP desires to contribute the Property and cash to Big Tex in exchange for a 39.9% limited partnership interest in Big Tex, together with a 0.1% general partner interest in Big Tex to be held by Crescent BT I GP, L.P., a Delaware limited partnership ("GP") wholly owned by CBTIILP;

      WHEREAS, following that contribution to Big Tex, subject to the terms and conditions set forth herein, Big Tex desires to contribute the Property to Purchaser in exchange for a 99.9%

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limited partnership interest in Purchaser, together with a 0.1% general partner interest in Purchaser to be held by Crescent TCI GP LLC, a Delaware limited liability company wholly owned by Big Tex.

      NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to the following:

                                   ARTICLE 1.
                              CERTAIN DEFINITIONS.

      For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

      "Actions" mean any claims, actions, suits, demands, proceedings or investigations, whether at law or in equity or before any court, arbitrator, arbitration panel or Governmental Body.

      "Additional Rent" has the meaning ascribed to such term in Section 11.2 of this Agreement.

      "Affiliate" of a party means any Person that, directly or indirectly, controls, is controlled by or is under common control with, such party. For purposes of this Agreement the term "control" means the possession, directly or indirectly, of the power to decide, affirmatively (by direction) or negatively (by veto), the management and policies of a Person, whether through ownership and voting securities, by contract or otherwise.

      "Agreement" has the meaning ascribed to such term in the Introductory Paragraph.

      "Ancillary Agreement" means each Purchaser Ancillary Agreement and Seller Ancillary Agreement.

      "Base Rents" has the meaning ascribed to such term in Section 11.2 of this Agreement.

      "Adjoining Land" means any land owned by Seller, or in which the Seller otherwise has an interest, lying in the bed of any street, road, avenue, open or proposed, public or private, in front of or adjoining the Land or any portion thereof, and any award to be made in lieu thereof and in and to any unpaid award for damage to the Land or the Improvements by reasons of change of grade of any street occurring after the Effective Date.

      "CC&Rs" means that certain Declaration of Covenants, Conditions and Restrictions for The Crescent dated May 5, 1994, recorded at Volume 94087, Page 78, Deed Records Dallas County, Texas, as amended from time to time.

      "CC&Rs Estoppel" means that certain Declaration Estoppel Certificate related to the CC&Rs, the form of which is attached hereto as Exhibit J.

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      "Closing" means the closing of the transactions contemplated hereby, which shall take place at the offices of the Escrow Agent or through escrow pursuant to an escrow agreement mutually agreeable to the Parties on the Closing Date at 10:00 A.M., or at such other time or place as the parties may agree upon in writing.

      "Closing Date" means November 10, 2004. The Parties acknowledge and agree that the Closing Date and the Effective Date are the same date; it is the Parties' intention that the transactions contemplated herein are to be consummated on a "sign and close" basis on such date. In this Agreement, reference is generally made to such date as the "Closing Date" in the context of provisions that address the Closing.

      "Code" means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

      "Commitment" has the meaning ascribed to such term in Section 4.1.1 of this Agreement.

      "Crescent" has the meaning ascribed to such term in the Introductory Paragraph of this Agreement.

      "Damages" mean all actual losses, liabilities, costs, damages, claims and expenses (including reasonable attorneys' fees and disbursements through appeal).

      "Default" means (i) a breach of or default under any contract, agreement, covenant, document or other instrument, or (ii) the occurrence of an event which with the passage of time or the giving of notice, or both, would constitute a breach of or default under any such contract, agreement, covenant, document or other instrument, or (iii) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination or acceleration under any such contract, agreement, covenant, document or other instrument.

      "DeShazo Letters" means, collectively, the DeShazo Parking Letter and the DeShazo Loading Space Letter.

      "DeShazo Loading Space Letter" means a certain letter dated November 3, 2004 from John DeShazo, addressed to Purchaser, pursuant to which Mr. DeShazo attests to (i) the loading space requirements of the Property under the current City of Dallas Zoning Code, and (ii) the fact that the Property currently complies with such requirements.

      "DeShazo Parking Letter" means a certain letter dated November 3, 2004 from John DeShazo, addressed to Purchaser, pursuant to which Mr. DeShazo attests to (i) the parking space requirements of the Property under the current City of Dallas Zoning Code, and (ii) the fact that the Property currently complies with such requirements.

      "Environmental Laws" mean all federal, state, local and foreign environmental, health and safety Laws including, without limitation Laws relating to emissions, discharge, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances into the environment (including, without limitation, air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing,

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distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, solid, toxic or hazardous substances. As used in this Agreement, the term "Hazardous Substances" includes, without limitation, (i) all substances which are designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act ("FWPCA"), 33 U.S.C.
Section 1251 et seq.; (ii) any element, compound, mixture, solution, or substance which is designated pursuant to Section 102 of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
Section 9601 et seq.; (iii) any hazardous waste having the characteristics which are identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act ("RCRA"), Section 6901 et seq.; (iv) any toxic pollutant listed under Section 307(a) of the FWPCA; (v) any hazardous air pollutant which is listed under Section 112 of the Clean Air Act, 42 U.S.C.
Section 7401 et seq.; (vi) any imminently hazardous chemical substance or mixture with respect to which action has been taken pursuant to Section 7 of the Toxic Substance Control Act, 15 U.S.C. Section 2601 et seq.; and (vii) petroleum, petroleum products, petroleum by-products, petroleum decomposition by-products, and waste oil; (viii) "hazardous materials" within the meaning of the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802 et seq.; (ix) any hazardous substance or material identified or regulated by or under any applicable provisions of the laws of the state in which any portion of the Property is located; (x) asbestos or any asbestos containing materials; (xi) any radioactive material or substance; (xii) all toxic wastes, hazardous wastes and hazardous substances as defined by, used in, controlled by or subject to all implementing regulations adopted and publications promulgated pursuant to the foregoing statutes; and (xiii) any other hazardous or toxic substance or pollutant identified in or regulated under any other applicable federal, state or local Laws.

      "Governmental Body" means any agency, instrumentality, department, commission, court, tribunal or board of any government, whether foreign or domestic and whether national, federal, state, provincial or local.

      "Ground Lease" means that certain Ground Lease dated May 5, 1994, by and between RRCC Limited Partnership, a Texas limited partnership ("RRCC"), as landlord, and RRCC, as tenant, recorded at Volume 94087, Page 143, Deed Records Dallas County, Texas, as amended from time to time.

      "Ground Lease Estoppel" means that certain Ground Lease Estoppel Certificate related to the Ground Lease, the form of which is attached hereto as Exhibit K.

      "Guarantees" means all guarantees, agreements and undertakings of any Guarantor in connection with the Tenant Leases (individually, a "Guaranty").

      "Guarantor" means any guarantor under any existing Guaranty of any Tenant Lease.

      "Hazardous Discharge" has the meaning ascribed to such term in Section 5.1.2(n) of this Agreement.

      "Hotel Site" as defined in the CC&Rs, and means the interests in the Land that are encumbered by the Ground Lease.

      "Houston Center Contract" means that certain Purchase and Sale Agreement of even date herewith between Crescent, as the seller thereunder, and Crescent HC Investors, L.P., an

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Affiliate of Purchaser, as the purchaser thereunder, relating to the land and improvements commonly known as Houston Center in Houston, Harris County, Texas.

      "Intangible Personal Property" shall mean all right, title and interest of Seller in and to all telephone numbers listed after the name of the Property, and all other items of intangible personal property owned by Seller and utilized principally in connection with the operation of the Property (except for items of intangible personal property that are otherwise the subject of other defined terms set forth in this Agreement).

      "Korshak" shall mean Stanley Korshak L.P., a Texas limited partnership.

      "Korshak Lease" shall mean that certain Retail Lease dated October 8, 2002, by and between Seller, as Landlord, and Korshak, related to the Property, as amended from time to time.

      "Korshak Participation Agreement" is defined in Section 28.9 of this Agreement.

      "Law" or "Laws" mean laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, or decrees.

      "Lehman" means Lehman Brothers Holdings, Inc.

      "License Agreements" means all agreements (written or oral) in the nature of licenses to which Seller is a party or is bound affecting any portion of the Property all which are set forth in Schedule 5.1.2(d) annexed hereto and made a part hereof.

      "Lien" means any security interest, lien, mortgage, claim, charge, pledge, restriction, equitable interest, restrictive covenant or encumbrance of any nature.

      "Major Lease" means any Tenant Lease with respect to which the Tenant thereunder is a Major Tenant.

      "Major Tenant" means those Tenants identified as such on Schedule 5.1.2(d) attached hereto.

      "MetLife" means Metropolitan Life Insurance Company, the lender under the MetLife Note.

      "MetLife Note" means that certain Promissory Note in the original principal amount of $25,000,000 executed by RRCC (as defined hereinafter) in favor of MetLife, secured by a Deed of Trust, Security Agreement and Fixture Filing granting a lien encumbering RRCC's leasehold estate in the Hotel Site.

      "MetLife Estoppel" means that certain Lender Estoppel Certificate, the form of which is attached hereto as Exhibit L, related to the MetLife Note, and to matters contained in that certain estoppel certificate dated November 13, 2002, by and among MetLife, RRCC and Seller.

      "Ordinance 19890" means that certain City of Dallas Ordinance No. 19890, recorded at Volume 98190, Page 1628, Deed Records Dallas County Texas.

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      "Ordinance 19890 Assignment" means written approval by the City of Dallas
Property Management Director of the assignment of Seller's rights under Ordinance 19890 to Purchaser and any assignment documentation required by the City of Dallas, Texas to effect such assignment from Seller to Purchaser.

      "Overage Rent" has the meaning ascribed to such term in Section 11.1 of this Agreement.

      "Permits" has the meaning ascribed to such term in Section 2.1.6 of this Agreement.

      "Person" means any natural person, corporation, business trust, joint venture, association, company, limited liability entity, firm, partnership, or other entity or Governmental Body.

      "Post Oak Contract" means that certain Purchase and Sale Agreement of even date herewith between Crescent Real Estate Funding X, L.P., a Delaware limited partnership, as the seller thereunder, and Crescent POC Investors, L.P., an Affiliate of Purchaser, as the purchaser thereunder, relating to the land and improvements commonly known as Post Oak Central in Houston, Harris County, Texas.

      "Project Name License" means that certain License Agreement in the form attached hereto as Exhibit N, between Crescent and Purchaser, granting to Purchaser the right to use the name "The Crescent" with respect to the Project.

      "Property" has the meaning given to it in the recitals above.

      "Purchaser Ancillary Agreement" means each agreement or other instrument executed or to be executed in connection with this Agreement by Purchaser or an Affiliate of Purchaser, including the Houston Center Contract, the Post Oak Contract and all Closing documentation executed by Purchaser or an Affiliate of Purchaser in connection therewith.

      "Reeves Letter" means a certain letter dated November 3, 2004 from Robert Reeves, addressed to Purchaser, pursuant to which Mr. Reeves attests to the fact that the Land and the Improvements are in compliance with all applicable Federal Aviation Administration ("FAA") height regulations and limitations.

      "Rents" has the meaning ascribed to such term in Section 11.1 of this Agreement.

      "Reports" means the environmental reports and other written materials listed in Exhibit H attached hereto and made a part hereof.

      "Security Deposits" means all security deposits and other deposits (in the form of cash, letters of credit or otherwise) required to be deposited with Seller pursuant to the Tenant Leases.

      "Seller Ancillary Agreement" means each agreement or other instrument executed or to be executed in connection with this Agreement by Seller or an Affiliate of Seller, including the Houston Center Contract, the Post Oak Contract and all Closing documentation executed by Seller or an Affiliate of Seller in connection therewith.

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      "SPF" means JPMorgan Chase Bank, as Trustee under Amended and Restated
Declaration of Trust, dated November 13, 2001, as amended, for its Commingled Pension Trust Fund (Strategic Property).

      "Subleases" means all leases executed by the Tenants or their predecessors-in-interest to a third party for all or a portion of the space demised under such Tenants' Lease, all of which are set forth in Schedule 5.1.2(d) attached hereto and made a part hereof.

      "Tenants" (or singularly, a "Tenant") means the tenants under the Tenant Leases.

      "Tenant Leases" means all agreements (written or oral) in the nature of space leases, lettings, concessions or occupancy agreements, and all amendments, modifications, supplements, additions, extensions, renewals and side letters thereof or thereto, affecting the Land or the Improvements.

      "Title Estoppels" means, collectively, the CC&Rs Estoppel, the MetLife Estoppel and the Ground Lease Estoppel.

      "UCC Releases" means release of each of the liens found per the UCC Searches, as defined in Section 4.1.3 hereinafter, as set forth in Exhibit M.

                                   ARTICLE 2.
                            TRANSFER OF THE PROPERTY.

      Section 2.1. Property. For the consideration and upon and subject to the terms, provisions and conditions of this Agreement, (a) Seller agrees to convey to CBTIILP, (b) CBTIILP agrees to contribute to Big Tex, and (c) Big Tex agrees to contribute to Purchaser, all of the respective transferors' right, title and interest in and to all of the following described property (collectively, the "Property") set forth hereinafter. For the purposes hereof, the Parties acknowledge and agree that references to "Seller's" rights, titles and interests in and to the Property is intended in each instance to refer also to the rights, titles and interests therein received and transferred hereunder by CBTIILP and Big Tex.

            2.1.1 Seller's fee simple title in and to all of the Property (and, if applicable, any Adjoining Land), including all rights, titles and interests of Seller appurtenant to the Land and Improvements, including, without limitation, (i) all minerals, oil, gas and other hydrocarbon substances thereon or thereunder, (ii) all easements, privileges and hereditaments, whether or not of record, (iii) all gaps, gores, adjacent strips, adjacent roads, streets, highways, alleys and rights-of-way (both public or private, open or proposed),
(iv) any awards for damage to the Property by reason of a change of grade of any road, street, highway, alley, or right-of-way, (v) any condemnation awards made or to be made in lieu thereof, and (vi) all access, air, water, riparian, development, utility (including sanitary and storm sewer capacity or reservations or rights under utility agreements) and solar rights and all income therefrom;

            2.1.2 All fixtures, furnishings, furniture, equipment, machinery, inventory, appliances and other personal property owned by Seller, located at or used in connection with the Land and Improvements, including, without limitation, (1) all mechanical systems, fixtures and equipment comprising a part of or attached to or located upon the Land and Improvements,

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(2) all maintenance equipment and tools owned by Seller and used in connection with the Land and Improvements, (3) all site plans, surveys, plans and specifications, marketing materials and floor plans in Seller's possession which relate solely to the Improvements and no other premises, (4) all pylons and other signs, and (5) all other personal property of every kind and character owned by Seller and located in or on or used in connection with the Land and Improvements or the operations thereon, (collectively, the "Personalty"), which items are listed on Schedule 5.1.2(aa) attached hereto. Notwithstanding anything to the contrary contained herein, it is expressly agreed by the Parties that any fixtures, furniture, furnishings, equipment or other personal property owned or leased (from a party other than Seller) by any tenant, managing agent, leasing agent, contractor, or employee, shall not be included in the Property to be sold to Purchaser hereunder;

            2.1.3 The Tenant Leases and Security Deposits, the License Agreements and the Guaranties,

            2.1.4 All of Seller's rights, titles and interests as lessee under any leases;

            2.1.5 All service, management and maintenance contracts and other contracts, reciprocal easement agreements, development agreements, concession agreements and operating agreements all as listed on Schedule 5.1.2(q) relating to the ownership and operation of the Property (collectively, the "Operating Agreements"), and warranties, guaranties and bonds in effect at Closing and listed on Schedule 5.1.2(v) attached hereto and by this reference made a part hereof (the "Warranties") relating to the Land, the Improvements or the Personalty, to the extent the same are assignable;

            2.1.6 All permits, licenses, certificates of occupancy and governmental approvals, if any, which relate to the Land, Improvements, Personalty, Operating Agreements or Tenant Leases (the "Permits");

            2.1.7 The Intellectual Property (hereinafter defined) used solely in connection with the operation of the Property; excluding any Intellectual Property to which Seller is restricted from granting such a license or for which consent is required and not obtained (provided, that Seller agrees to use commercially reasonable efforts to obtain any such required consent). For the purposes hereof, "Intellectual Property" means any of the following which are used by Seller in connection with the Property: (i) trademarks, service marks, trade dress, logo name, trade names, domain name, registrations, designations but excluding any Crescent or Crescent-derivative trademark, service mark, trade dress or logo except to the extent otherwise expressly set forth in the Project Name License, (ii) copyrights, (iii) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (iv) computer software (including data and related documentation), (v) patents, and (vi) licenses, sublicenses, agreements, or permissions related to any of the foregoing;

            2.1.8 The Intangible Personal Property; and

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            2.1.9 To the extent transferable, all other rights owned by Seller and necessary to or used exclusively in connection with the ownership, maintenance or operation of the items set forth in subsections 2.1.1 through
2.1.8 above.

      Section 2.2. The Parties acknowledge and agree that the value of the Personalty is de minimis and that no part of the Purchase Price (hereinafter defined) is allocable thereto. Although it is not anticipated that any sales tax shall be due and payable, Purchaser agrees that Purchaser shall pay to the applicable Governmental Body any and all sales and/or compensating use taxes imposed upon or due solely by reason of the transactions contemplated hereunder under any applicable Law. Purchaser shall file all necessary tax returns with respect to all such taxes and, to the extent required by applicable Law, Seller will join in the execution of any such tax returns. The provisions of this
Section 2.2 shall survive the Closing.

                                   ARTICLE 3.
                           PAYMENT OF PURCHASE PRICE.

      Section 3.1. CBTIILP will contribute the Property and cash to Big Tex in exchange for a 39.9% limited partnership interest in Big Tex and a 0.1% general partner interest to be held by GP. The Parties agree that the fair market value of the Property is $324,000,000 and that the Property is being contributed to Big Tex subject to debt of $214,770,000.

                                   ARTICLE 4.
                           TITLE; DUE DILIGENCE REVIEW

      Section 4.1. The Parties acknowledge and agree that prior to the Effective Date, Purchaser has received, and has had an opportunity to review, the following:

            4.1.1 (i) from Fidelity National Title Insurance Company, Attention:
Pat Noska, 717 N. Harwood Street, Suite 800, Dallas, Texas 75201, Telephone:
(214) 220-1829, Fax: (214) 969-5348 (the "Escrow Agent"), as authorized agent for Fidelity National Title Insurance Company ("Fidelity"), G.F. No. 04-01-5204 dated effective September 26, 2004, issued on November 1, 2004 (Revision #10);
(ii) from Stewart Title Guaranty Company, Attention: Jim Putnam, 1980 Post Oak Boulevard, Suite 110, Houston, Texas 77056, Telephone: (713) 625-8700, Fax:
(713) 629-2255, as authorized agent for Stewart Title Guaranty Company ("Stewart"), G.F. No. 04600130; (iii) from Chicago Title Insurance Company,
Attention: Kay Starkey, 2001 Bryan Street, Suite 1700, Dallas, Texas 75201,
Telephone: (214) 965-1686, Fax: (214) 965-1622, as authorized agent for Chicago Title Insurance Company ("Chicago"), G.F. No. 653195; and (iv) from Republic Title of Texas, Inc., Attention: C. Richard White, 2626 Howell Street, 10th Floor, Dallas, Texas 75204, Telephone: (214) 855-8868, Fax: (214) 855-8848, as
authorized agent for First American Title Insurance Company ("First American"), G.F. No. 04R16333 SJ3 (the foregoing, collectively, the "Title Company") four
(4) title insurance commitments (collectively, the "Commitment") pertaining to the Land, and binding Fidelity to issue to Purchaser at Closing on a co-insurance basis an Owner's Policy of Title Insurance (the "Fidelity Owner Title Policy") in the amount of $162,000,000 (the "Fidelity Owner Title Policy Amount"); binding Stewart to issue to Purchaser at Closing on a co-insurance basis an Owner's Policy of Title Insurance (the "Stewart Owner Title Policy") in the amount of $64,800,000 (the "Stewart Owner Title Policy Amount"); binding First American to issue to Purchaser at Closing

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on a co-insurance basis an Owner's Policy of Title Insurance (the "First
American Owner Title Policy") in the amount of $64,800,000 (the "First American Owner Title Policy Amount"); and binding Chicago to issue to Purchaser at Closing on a co-insurance basis an Owner's Policy of Title Insurance (the "Chicago Owner Title Policy" and, together with the Fidelity Owner Title Policy, the Stewart Owner Title Policy and the First American Owner Title Policy, collectively, the "Owner Title Policy") in the amount of $21,477,000 (the "Chicago Owner Title Policy Amount" and, together with the Fidelity Owner Title Policy Amount, the Stewart Owner Title Policy Amount and the First American Owner Title Policy Amount, collectively, the "Owner Title Policy Amount"); together with copies of instruments or documents (the "Exception Documents") creating or evidencing conditions or exceptions to title affecting the portion of the Land that is the subject thereof, as described in the Commitment;

            4.1.2 A copy of the most current on the ground survey for the Land in Seller's possession, dated September 30, 2004 (last revised November 4,
2004), Project No. 20100-173A, prepared by G. Richard Busby, R.P.L.S. No. 4111, a surveyor licensed by the State of Texas (the "Survey");

            4.1.3 Searches of the Uniform Commercial Code Records of Dallas County, Texas, as well as a search of the Secretary of State of the State of Texas, with respect to Seller (and the Secretary of State of the State of Delaware with respect to the formation of Seller) under the name of Seller (the "UCC Searches") dated within 60 days of the Effective Date hereof;

            4.1.4 Litigation searches of Seller from county courts in Dallas County, Texas, the state district courts of Dallas County, Texas and federal courts in the Northern District of Texas, Dallas Division (the "Litigation Searches"); and

            4.1.5 Searches of the Real Property Records of Dallas County, Texas under the name of Seller with respect to federal and state tax liens and judgment liens (the "Lien Searches").

      The costs associated with the Survey, the UCC Searches, the Litigation Searches and the Lien Searches shall be paid by Seller. Subject to the terms and conditions set forth in this Agreement, Purchaser hereby approves the Commitment (including the Exception Documents pertaining thereto), the Survey, the UCC Searches, the Litigation Searches and the Lien Searches.

      Section 4.2. At Closing, the Title Company shall issue to Purchaser the Owner Title Policy for the Land as specified in the Commitment, with such endorsements as the Parties may direct, dated no earlier than the date of the filing of the Deed described in Section 9.1.1 hereof, insuring Purchaser's title to the Land in the amount of the Owner Title Policy Amount, subject to the Permitted Exceptions (hereinafter defined). For the purposes hereof, the term "Permitted Exceptions" shall mean and refer to (i) the title encumbrances, exceptions or other matters set forth in Exhibit G attached hereto, which are reflected in the Commitment (but excluding those matters which are expressly identified below as Non-Permitted Exceptions to Title); (ii) the rights of the Tenants under Tenant Leases listed in Exhibit G as Tenants only without any option or right of first offer or refusal to purchase; and (iii) taxes and assessments for the year in which Closing occurs and subsequent years. Notwithstanding anything to the contrary herein, Seller

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agrees that there shall be no Liens affecting the Land or Improvements at the time of Closing, and Seller shall satisfy any and all such Liens prior to or concurrently with the Closing (the "Non-Permitted Exceptions to Title"). With respect to the costs associated with the Commitment, the Owner Title Policy to be issued in connection therewith, and any mortgagee title insurance policy (a "Mortgagee Policy") relating to a New Loan (hereinafter defined), including in each instance, without limitation, the cost of reinsurance and endorsements, the Parties agree that the payment of such costs, together with the title insurance costs under the Houston Center Contract and the Post Oak Contract shall be allocated among Purchaser and its Affiliates and Seller and its Affiliates as follows: Seller, 41.9%; Purchaser, 58.1%.

      Section 4.3.

            4.3.1 The parties acknowledge and agree that, during the period between July 22, 2004 and the Effective Date (the "Due Diligence Period"), Purchaser had an opportunity to perform its due diligence review of the Property. Purchaser acknowledges that certain written information has been made available by Seller to Purchaser in the disclosure schedules attached hereto or posted on the "Client Connect" website maintained by Haynes and Boone, LLP under the heading "The Crescent - Due Diligence," on behalf of Seller and its Affiliates, at least three (3) business days prior to the Closing Date (collectively, the "Due Diligence Information"). Subject to the terms and conditions set forth in this Agreement, Purchaser has determined that the Property is satisfactory and feasible for its intended use.

            4.3.2 The Parties acknowledge that the Due Diligence Information which Seller has made available to Purchaser includes certain documents and other information pertaining to the Property prepared by third parties other than Seller or an Affiliate of Seller (the "Third Party Property Information"). Except as otherwise expressly provided herein, Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in the Third Party Property Information, or in any other written or oral communications transmitted or made available to Purchaser, which has been prepared by third parties other than Seller or an Affiliate of Seller. With respect to the Property, Purchaser shall rely solely upon (a) Purchaser's due diligence review of the Property, and (b) the express warranties and representations of Seller set forth in this Agreement pertaining to the Property, including, without limitation, the Property's physical, environmental or economic condition, compliance or lack of compliance with any Law or Permit or any other attribute or matter relating thereto.

                                   ARTICLE 5.
                         REPRESENTATIONS AND WARRANTIES.

      Section 5.1. As of the Effective Date hereof, Seller represents and warrants to Purchaser the following:

            5.1.1 Seller Representations.

            (a) Seller is a limited partnership duly organized and validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business in the State of Texas. Seller has the full power and authority to own, lease and operate its assets and properties and to conduct its business as now conducted. Neither Seller, nor any entity controlling, or controlled by, Seller owns a five percent (5%) or greater interest (within the meaning of Prohibited Transaction Class Exemption 84-14) in JP Morgan Chase Bank.

            (b) This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has taken all necessary action to authorize and approve the execution and delivery of this Agreement and the Seller Ancillary Agreements and its performance hereof and thereof.

            (c) The execution and delivery of this Agreement and the Seller Ancillary Agreements and the performance by Seller of its obligations hereunder and thereunder do not and will not conflict with or violate any current Laws of any Governmental Body with jurisdiction over Seller or the Property, including, without limitation, the United States of America, the State of Delaware, the State of Texas, or any political subdivision of any of the foregoing, or any decision or ruling of any arbitrator to which Seller is a party or by which Seller or the Property is bound or affected.

            (d) Annexed hereto as Schedule 5.1.1(d) and made a part hereof are the financial statements prepared by Seller relating to the Property for the three years ended December 31, 2001, 2002 and 2003 (collectively, the "Financial Statements"). The Financial Statements in each case are true and complete with respect to all material items contained therein and fairly present in all material respects the financial position and results of operations of Seller with respect to the Property as at, or for the periods ended on, such dates. Also annexed as part of such Schedule are certain operating statements prepared by Seller relating to the Property covering periods subsequent to December 31, 2003, as shown therein. Such statements and budgets were prepared in the ordinary course of managing the Property.

            5.1.2 Property Representations.

            (a) To Seller's knowledge, no Governmental Body plans to change the highway or road system in the vicinity of the Land in a manner which would adversely affect the Land and/or the business operations conducted thereon or would restrict or change access from any such highway or road to the Land.

            (b) There are no pending or, to Seller's knowledge, threatened condemnation or eminent domain proceedings relating to or affecting the Land and/or the Improvements.

            (c) No Person has any (i) conditional or unconditional right and/or option to purchase the Property or any portion thereof, and/or (ii) right of first refusal or offer to purchase the Property or any portion thereof.

            (d) Schedule 5.1.2(d) attached hereto, which includes a rent roll and other information pertaining to the Tenant Leases, is true, correct and complete, and lists all Tenant Leases with respect to the Land or any portion thereof or interest therein that Seller leases, subleases or licenses as the ground lessor, lessor, sublessor or licensor.

      Seller has made available to Purchaser true and materially complete and correct copies of the Tenant Leases and currently outstanding letters of intent relating to occupancy of space within the Property. Except as otherwise shown in Schedule 5.1.2(d), no Person other than Seller has the right to possess or occupy the Land (or any portion thereof). All of the Tenant Leases are in full force and effect and have not been modified except as set forth in Schedule 5.1.2(d). To Seller's knowledge, there are no parties in possession of the Land (or any portion thereof) except the Tenants and any subtenants under subleases that are disclosed in Schedule 5.1.2(d); except as set forth in Schedule 5.1.2(d), there are no unsatisfied "Take-Over" space obligations or "Take-Back" space obligations (for the purposes hereof, "Take-Over" space obligations means rent obligations of the Tenant in other buildings assumed by the landlord and "Take-Back" space obligations means obligations imposed upon the landlord to sublet or otherwise be responsible for the obligations of a Tenant under a Tenant Lease). Except as set forth in Schedule 5.1.2(d), there are no disputes with Tenants as to the amount of their rent or other charges (including, without limitation, charges for common area maintenance) under any Tenant Lease; except as set forth in the Tenant Leases, no Tenant has any option to cancel its Tenant Lease; except as set forth in Schedule 5.1.2(d), there is no Default beyond applicable notice and cure periods by the landlord under any Tenant Leases. Seller has not received from any Tenant any written notice claiming any Default by the landlord under its Tenant Lease; except as set forth in Schedule 5.1.2(d), Seller has not delivered to any Tenant any written notice claiming a Default by Tenant under its Tenant Lease which Default has not been cured; except as set forth in Schedule 5.1.2(d), to Seller's knowledge, there are no circumstances which, after notice and the expiration of any applicable grace period, would constitute a Default by either landlord or any Tenant under any of the Tenant Leases; except as set forth in Schedule 5.1.2(d), Seller has not received written notice from any Tenant of any defense to, or offsets or claims against rental payable or obligations under any Tenant Lease; and to Seller's knowledge, no Tenant has asserted, or has any defense to, offsets or claims against rental payable or obligations under any Tenant Lease.

      Except for any Subleases specified in Schedule 5.1.2(d), to Seller's knowledge, (i) Seller has not consented to any Subleases, (ii) there are no Subleases encumbering or affecting the Land or Improvements (or any portion thereof), and (iii) true, correct and complete copies of any such Subleases have been delivered to Purchaser and/or its consultants, accountants, auditors, attorneys, agents and/or other representatives ("Purchaser's Representatives").

      Except for the License Agreements specified in Schedule 5.1.2(d), there are no License Agreements encumbering or affecting the Land or Improvements (or any portion thereof). True, correct and complete copies of any such License Agreements have been delivered to Purchaser and/or Purchaser's Representatives. All of such License Agreements are in full force and effect and have not been modified except as set forth in Schedule 5.1.2(d). Except as set forth in
Schedule 5.1.2(d), there are no disputes with any licensee as to the amount of its rent or other charges (including, without limitation, charges for common area maintenance) under any License Agreement; except as set forth in such License Agreements, no licensee has any option to cancel its License Agreement; except as set forth in Schedule 5.1.2(d), there is no Default beyond applicable notice and cure periods by any licensee under such License Agreements. Seller has not received from any licensee any written notice claiming any Default by Seller as licensor under its License Agreement; except as set forth in Schedule 5.1.2(d), Seller has not delivered to any licensee written notice claiming a Default by such licensee under its License Agreement which Default has not been cured; except as set forth in Schedule 5.1.2(d), to Seller's knowledge there are no circumstances which, after notice and the expiration of any applicable grace period, would constitute a Default by either any licensee or Seller, as licensor under any of the License Agreements; except as set forth in Schedule 5.1.2(d), Seller has not received written notice from any licensee of any defense to, or offsets or claims against rental payable or obligations under any License Agreement; and to Seller's knowledge, no licensee has asserted, or has any defense to, offsets or claims against rental payable or obligations under any License Agreement.

      Schedule 5.1.2(d) specifies any Guarantees relating to the Tenant Leases. All of such Guarantees are in full force and effect and have not been modified except as set forth in Schedule 5.1.2(d). Except as set forth in Schedule 5.1.2(d), no Guarantor of any Tenant Lease has been released or discharged, voluntarily (or to Seller's knowledge, involuntarily, or by operation of law) from any obligation related to such Tenant Lease and covered by its Guaranty.

      With respect to the rent roll that is a part of Schedule 5.1.2(d) attached hereto: (i) such rent roll reflects all Tenant Leases dated as of November 5, 2004, prepared by or for Seller; the information in the rent roll was used to invoice Tenants for their monthly payments for November, 2004; (ii) the rent roll sets forth all of the Security Deposits being held by Seller and required to be delivered by the Tenants under their Tenant Leases; there are no other Security Deposits; and all Security Deposits are held by or on behalf of Seller; and (iii) the information shown on the rent roll is true, correct and complete in all material respects.

            (e) Schedule 5.1.2(e) specifies all unpaid leasing costs and expenses arising out of Tenant Leases entered into prior to the Effective Date (including, without limitation, all tenant improvement costs, all outstanding tenant improvement allowances and all outstanding leasing commissions). Except for those unpaid leasing costs and expenses (including, without limitation, tenant improvement costs, outstanding tenant improvement allowances and outstanding leasing commissions) listed in Schedule 5.1.2(e), there are no other such costs or expenses due now, or that will hereafter become due or owing with respect to the Land or Improvements, other than in connection with leases that may be entered into by Purchaser after the Effective Date. Except as otherwise shown in
      Schedule 5.1.2(e), there are no unpaid leasing costs or expenses (including, without limitation, tenant improvement costs, outstanding tenant improvement allowances or outstanding leasing commissions) due or payable to Seller or any of its Affiliates in connection with the Tenant Leases entered into as of the Effective Date.

            (f) Except as set forth in Schedule 5.1.2(f), all tenant improvements required under the Tenant Leases to be completed by the Effective Date hereof by the landlord thereunder have been completed and all tenant allowances and other tenant inducement costs required under the Tenant Leases to be paid prior to the Effective Date have been paid in full.

            (g) Except as set forth in Schedule 5.1.2(g), to Seller's knowledge after due and diligent inquiry, the Land and Improvements and the current use, occupation and condition thereof are in compliance with and do not violate any applicable deed restrictions or other covenants, restrictions or agreements (including, without limitation, any of the Permitted Exceptions) in any material respect. Except as set forth in Schedule 5.1.2(g), to Seller's knowledge, the Land and Improvements and the current use, occupation and condition thereof are in compliance with and do not violate any applicable site plan approvals, zoning or subdivision regulations or urban redevelopment plans applicable to the Land and Improvements in any material manner. Except as set forth in Schedule 5.1.2(g), neither Seller nor, to Seller's knowledge, any Affiliate of Seller, has received any written notice of noncompliance with or violation of any applicable deed restriction or other covenants, restrictions, or agreements (including, without limitation, any of the Permitted Exceptions), site plan, approvals, zoning or subdivision regulations or urban redevelopment plans applicable to the Land and Improvements. Seller is not in material Default under any Permitted Exception. Except as set forth in Schedule 5.1.2(g), to Seller's knowledge, Seller is in compliance with the covenants, conditions, obligations, restrictions and requirements set forth in the Permitted Exceptions. Except as set forth in Schedule 5.1.2(g), to Seller's knowledge, all work, development, construction and improvements performed or required pursuant thereto, whether by Seller or any predecessor in interest, have been completed and paid for in conformity therewith. Except as set forth in Schedule 5.1.2(g), all current assessments, dues, charges and other payments required under any of the Permitted Exceptions have been paid in full and Seller is not in arrears with respect to any such payments.

            (h) Except as set forth in the current tax bills, copies of which are annexed hereto and made a part hereof as Schedule 5.1.2(h), which copies are true and complete copies of such tax bills, there are no special assessments or charges which have been levied against, and remain an obligation of, the Land and/or the Improvements. There are no pending or, to Seller's knowledge, threatened, special assessments affecting the Land and/or the Improvements or any contemplated improvements affecting the Land and/or the Improvements that may result in any such special assessments.

            (i) Except for the Leasing and Management Agreement (herein so called) to be executed on the Closing Date, there is no contract or agreement with any third party for the management of the Property or any portion thereof, which will be binding on the Land and Improvements or on Seller as of the Closing Date.

            (j) Except as set forth in the Reports and in Schedule 5.1.2(j), Seller and the Property have complied in all material respects with all Environmental Laws. Seller has obtained all material Permits which are required with respect to the operation of the Land and Improvements under any Environmental Laws.

            (k) Seller and the Land and Improvements are in possession of (and in compliance in all material respects with the requirements of), all Permits required by any Environmental Laws, and are also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Laws or contained in any plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder applicable to Seller or the Land or Improvements. Seller has delivered or made readily available to Purchaser or the Purchaser Representatives true and complete copies of all final environmental studies prepared by outside consultants relating to the Land and Improvements that were prepared for or requested by Seller or Crescent.

            (l) Except as set forth in the Reports, there is no pending, or, to Seller's knowledge, threatened Action, demand, claim, hearing, notice of violation, notice or demand letter that affects or applies to Seller or the Land or Improvements implicating Environmental Laws or any order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

            (m) Except as set forth in the Reports and in Schedule 5.1.2(m), there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans known to Seller which may reasonably be expected to interfere with or prevent the compliance or continued compliance by Seller with any Environmental Laws or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which is reasonably likely to give rise to any common law or legal liability, or otherwise form the basis of any Action, hearing, notice of violation or study, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, by Seller or the Land or Improvements of any pollutant, contaminant, chemical, or industrial, toxic or Hazardous Substances.

            (n) Except as set forth in the Reports and in Schedule 5.1.2(n), to Seller's knowledge there has been no material emission, spill, release or discharge from the Land or Improvements or by Seller at any other location or disposal site, into or upon (i) the air, (ii) soils or improvements,
      (iii) surface water or ground water, or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing the Land and/or the Improvements of any toxic or Hazardous Substances regulated by the Environmental Laws and used, stored, generated, treated or disposed at or from the Land and/or the Improvements (any of which events is hereinafter referred to as "Hazardous Discharge"). To Seller's knowledge, the Land and Improvements are free of material amounts of all Hazardous Substances except for paints, cleaning materials, fertilizer, pesticides, fuels and lubricants or similar materials in amounts customarily used by prudent owners and tenants in the construction, ownership, management and maintenance of their properties, which are, to Seller's knowledge, being used, stored, handled, transported, generated and disposed of in compliance with applicable Environmental Laws.

            (o) Except as set forth in the Reports and in Schedule 5.1.2(o), Seller has not received any written notice of and has no knowledge of any complaints, orders, directives, claims, citations or notices with respect to (i) air emissions, (ii) spills, releases or discharges to soils or any improvements located thereon, surface water, ground water or the sewer, septic system or waste treatment, storage or disposal systems servicing the Land and/or the Improvements, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or Hazardous

      Substances or (vi) other environmental, health or safety matters affecting Seller or the Property.

            (p) Neither the Land nor any portion thereof is now or has ever been a "Super-Fund Site". Except as set forth in the Reports and in Schedule 5.1.2(p), to Seller's knowledge there are no underground storage tanks located on the Land.

            (q) There are no Operating Agreements affecting the Property, oral or written, other than those listed in Schedule 5.1.2(q) attached hereto. Except as set forth in Schedule 5.1.2(q), each of the Operating Agreements is in full force and effect. Seller has performed all material obligations required to be performed by it, and is not in material Default, under any Operating Agreement to which it is a party, by assumption or otherwise. To Seller's knowledge, no other party is in material Default under any such Operating Agreement. Seller has delivered to Purchaser or to Purchaser's Representatives true, correct and complete copies of the Operating Agreements. Except as set forth in Schedule 5.1.2(q), Seller is not a party to any material lease, contract, agreement or other obligation other than the Tenant Leases and the Operating Agreements. Except as set forth in Schedule 5.1.2(q), none of the Operating Agreements (other than the Leasing and Management Agreement) are between Seller and any Affiliate of Seller.

            (r) (i) Except as set forth in Schedule 5.1.2(r), Seller has not received any written notice of any violation of any Law (including, without limitation, building code, health and safety or zoning violations) issued by any Governmental Body affecting the Land or Improvements that remains uncured as of the Effective Date (collectively, "Violations") and
      (ii) Seller has not received any written notice that an investigation has been commenced respecting any such possible Violations.

            (s) Schedule 5.1.2(s) attached hereto sets forth the material Permits held by Seller with respect to the Property. Except as set forth in Schedule 5.1.2(s), to Seller's knowledge, all Permits necessary to be maintained in connection with ownership, use, operation, leasing and maintenance of the Property have been obtained and are in full force and effect. Seller has not received written notice, nor does Seller have knowledge, (i) of any pending or threatened modification or cancellation of any of the Permits, (ii) that Seller lacks any Permit required in connection with the ownership, operation, management or leasing of the Property (even though a physical copy thereof may not be in the possession of Seller), or (iii) of any violation of any of the Permits.

            (t) Schedule 5.1.2(t) attached hereto sets forth a true and complete list and description of all insurance policies relating to the Property. Except as set forth in Schedule 5.1.2(t), there are no pending claims made against the Property. The insurance, from January 1, 2004 to the date hereof, has (i) been maintained in full force and effect and (ii) not been canceled or changed except to extend the maturity dates thereof or alter the premiums due thereunder.

            (u) All water, storm and sanitary sewer, gas (if applicable), electricity, telephone and other utilities serving the Land and Improvements are (i) supplied directly to the Land and Improvements by facilities of public utilities through lands as to which public or private easements exist that, to Seller's knowledge, will continue to inure to the benefit of the Land and Improvements from and after the Closing Date, (ii) adequate to service the normal operations of the Land and Improvements, and (iii) supplied through installations the cost of which has been fully paid or will be paid.

            (v) Annexed hereto as Schedule 5.1.2(v) and made a part hereof is a true and complete list of all guarantees and warranties relating to the Personalty, and all agreements, amendments, guarantees, side letters and other documents relating thereto. To Seller's knowledge, all such guarantees are in full force and effect and have not been invalidated by any act or omission of Seller. Seller has delivered to Purchaser or to Purchaser's Representatives true, correct and complete copies of the documents referred to herein.

            (w) The Land is served by public roads, which have been completed and are physically and legally open for use by the public, and Seller has full access to and the right to use such roads freely.

            (x) Except as set forth in Schedule 5.1.2(x), the Land is assessed for real estate tax purposes as a separate and wholly independent tax lot, separate from any other land or improvements not constituting a part of such lots, and no other land or improvements are assessed and taxed together with any portion of the Land.

            (y) Except as listed in Schedule 5.1.2(y) attached hereto and made a part hereof, no Actions for the correction of the assessed valuation of the Land have been filed on behalf of Seller and are pending.

            (z) Seller owns good and indefeasible fee title to the Land, free and clear of all exceptions and restrictions of any nature whatsoever, subject only to the Permitted Exceptions.

            (aa) The list of Personalty set forth in Schedule 5.1.2(aa) annexed hereto and made a part hereof is true, accurate and complete in all material respects. Except as otherwise noted in Schedule 5.1.2(aa), the Personalty has been fully paid for and is not subject to any Lien. The Personalty listed in Schedule 5.1.2(aa) is located on the Land and is the Personalty used in the ownership, use, operation, leasing and maintenance of the Land and Improvements.

            (bb) Except as listed in Schedule 5.1.2(bb), to Seller's knowledge, all fixtures, machinery, equipment, lighting fixtures and appliances comprising a portion of the Personalty and all heating, air-conditioning, ventilating, electrical and plumbing systems on or in the Land and Improvements are free of material defects and are in good working order, normal wear and tear excepted, and comply with the requirements of all applicable Governmental Bodies, and all Laws including, without limitation, all Environmental Laws and all Permits required thereby have been obtained and are in full force and effect.

            (cc) Except as listed in Schedule 5.1.2(cc), permanent certificates of occupancy have been issued for the Improvements, and for all spaces demised under the Tenant

            Leases. Except as set forth in Schedule 5.1.2(cc), to Seller's knowledge, the roofs and basements of the Improvements are free of material water leaks and material structural defects.

            (dd) Except as set forth in Schedule 5.1.2(dd) attached hereto, there are no pending Actions of which Seller has received written notice or, to the knowledge of Seller, contemplated Actions brought by or against Seller, affecting all or any portion of the Property or Seller which are not otherwise covered by insurance.

            (ee) There are no union or employment contracts or agreements (written or oral) affecting any Property and there are no employees of Seller, who, by reason of any Laws, or by reason of any union or other employment contract, written or otherwise, or any other reason whatsoever, would become employees of Purchaser as a result of the transactions contemplated in this Agreement. By the execution of this Agreement, Purchaser is not expressly or implicitly assuming any liability, obligation, cost or expense whatsoever with respect to any employment contract, employee benefit plan or arrangement, employment policy or practice, collective bargaining agreement, union contract, employment related claims whether based on statute, common law, tort or otherwise or any other liability relating in any way to employees.

            (ff) Neither Seller, nor any of its officers, directors or partners, nor any person or entity that, to Seller's present, actual knowledge, directly owns more than 10% beneficial interest in it, as described in the
      Schedule 14A Information Required in the Proxy Statement of Crescent Real Estate Equities Company dated as of May 28, 2004, is a person or entity (each, a "Prohibited Person") with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under Executive Order 13224 (the "Executive Order") signed on September 24, 2001, and entitled "Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism"), and Seller has no present, actual knowledge that any other persons or entities holding any legal or beneficial interest whatsoever in Seller are included in, owned by, controlled by, knowingly acting for or on behalf of, knowingly providing assistance, support, sponsorship or services of any kind to, or otherwise knowingly associated with any of the persons or entities referred to or described in the Executive Order, or banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by OFAC.

            (gg) For purposes of Section 514(c)(9) of the Code, except for those leases that are disregarded pursuant to Section 514 (c)(9)(G) of the Code and after taking into account any other applicable exemption: (i) The Property is not as of the Effective Date leased to Seller or to any other Affiliate of Seller or of Crescent (collectively, the "Crescent Parties"), or any partner thereof, or any entity which bears a relationship to the Crescent Parties, or any partner thereof described in Section 267(b) or
      Section 707(b) of the Code, and (ii) neither the Property nor any interest in Purchaser is being acquired from, and, to Seller's knowledge the Property is not leased to any person, which bears a relationship described in subparagraph (C), (E) or (G) of Section 4975(e)(2) of the Code to any plan, fund, arrangement, program or account (each, a "Plan") having an interest in SPF or which bears a relationship described in subparagraph
      (F) or (H) of Section 4975(e)(2) of the Code to any person which bears a relationship described in subparagraph (C), (E) or (G) of Section 4975(e)(2) of the Code to any Plan having an interest in SPF; provided, however that for purposes of the foregoing clause, any relationship to subparagraph (G) of Section 4975(e)(2) of the Code shall be determined as though such subparagraph cross-referenced only sub-paragraph (C) and (E) (and not subparagraphs (A), (B) and (D)).

            (hh) To Seller's knowledge, except as set forth in the Ground Lease Estoppel, there is no Default beyond applicable notice and cure periods by either party under the Ground Lease.

      Section 5.2.

            5.2.1 No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Terms such as "to Seller's knowledge" or like phrases used in connection with the representations and warranties contained in Section 5.1.2 of this Agreement mean the actual knowledge of Jane Mody, David Dean, Joe Dobbs and Ron Skipper (the "Seller Knowledge Parties"), without any duty of inquiry or investigation except as otherwise expressly indicated in this Agreement and such terms do not include constructive knowledge or imputed knowledge; provided that so qualifying Seller's knowledge shall in no event give rise to any personal liability on the part of the Seller Knowledge Parties, on account of any breach of any representation or warranty made by Seller herein. Seller represents and warrants that the Seller Knowledge Parties are parties primarily responsible for and most knowledgeable about the Property.

            5.2.2 If, prior to the Closing Date, (a) Purchaser had actual knowledge that any of the representations or warranties of Seller contained in this Agreement are false or inaccurate, (b) such false or inaccurate representations or warranties resulted from facts or circumstances beyond the control of Seller, and (c) Seller had no knowledge that such representations or warranties were false or inaccurate when made, then Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties (and any cause of action resulting therefrom shall terminate upon the Closing). Terms such as "Purchaser had actual knowledge" or like phrases mean the actual knowledge of Frederick N. Sheppard, Lola V. Bellini, Jim Kennedy and Stefan Murphy (the "JPM Employees"), without any duty of inquiry or investigation except as otherwise expressly indicated and such terms do not include constructive knowledge or imputed knowledge; provided that under no circumstances shall the JPM Employees have any personal liability hereunder. Prior to the Effective Date, Purchaser delivered to Seller true, correct and complete copies of all physical condition and environmental reports prepared by third parties at Purchaser's request in connection with Purchaser's due diligence efforts pertaining to the Property.

      Section 5.3. PURCHASER HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER, NOR ANY PERSON ACTING ON BEHALF OF SELLER, NOR ANY PERSON OR ENTITY WHICH PREPARED OR PROVIDED ANY OF THE MATERIALS REVIEWED BY PURCHASER IN

CONDUCTING ITS DUE DILIGENCE PRIOR TO THE EFFECTIVE DATE, NOR ANY DIRECT OR INDIRECT OFFICER, DIRECTOR, PARTNER, MEMBER, SHAREHOLDER, EMPLOYEE, AGENT, REPRESENTATIVE, ACCOUNTANT, ADVISOR, ATTORNEY, PRINCIPAL, CONSULTANT, CONTRACTOR, SUCCESSOR OR ASSIGN OF SELLER, ITS AFFILIATES OR ANY OF THE OTHER FOREGOING PARTIES (SELLER, AND ALL OF THE OTHER PARTIES DESCRIBED IN THE PRECEDING PORTIONS OF THIS SENTENCE (OTHER THAN PURCHASER) SHALL BE REFERRED TO HEREIN COLLECTIVELY AS THE "EXCULPATED PARTIES") HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY ORAL OR WRITTEN REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESSED OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE (INCLUDING WITHOUT LIMITATION WARRANTIES OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), WITH RESPECT TO THE PROPERTY, THE PERMITTED USE OF THE PROPERTY OR THE ZONING AND OTHER LAWS, REGULATIONS AND RULES APPLICABLE THERETO OR THE COMPLIANCE BY THE PROPERTY THEREWITH, THE REVENUES AND EXPENSES GENERATED BY OR ASSOCIATED WITH THE PROPERTY, OR OTHERWISE RELATING TO THE PROPERTY OR THE TRANSACTION CONTEMPLATED HEREIN. PURCHASER FURTHER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL MATERIALS WHICH HAVE BEEN PROVIDED BY ANY OF THE EXCULPATED PARTIES, HAVE BEEN PROVIDED WITHOUT ANY WARRANTY OR REPRESENTATION, EXPRESSED OR IMPLIED AS TO THEIR CONTENT, SUITABILITY FOR ANY PURPOSE, ACCURACY, TRUTHFULNESS OR COMPLETENESS AND PURCHASER SHALL NOT HAVE ANY RECOURSE AGAINST SELLER OR ANY OF THE OTHER EXCULPATED PARTIES IN THE EVENT OF ANY ERRORS THEREIN OR OMISSIONS THEREFROM, EXCEPT TO THE EXTENT OF ANY REPRESENTATIONS OR WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR CONTAINED IN ANY CLOSING DOCUMENT. PURCHASER IS ACQUIRING THE PROPERTY BASED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION AND INSPECTION OF THE PROPERTY PRIOR TO THE EFFECTIVE DATE AND NOT IN RELIANCE ON ANY INFORMATION PROVIDED BY SELLER, OR ANY OF THE OTHER EXCULPATED PARTIES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN. PURCHASER EXPRESSLY DISCLAIMS ANY INTENT TO RELY ON ANY SUCH MATERIALS PROVIDED TO IT BY SELLER IN CONNECTION WITH ITS DUE DILIGENCE PRIOR TO THE EFFECTIVE DATE EXCEPT TO THE EXTENT SUCH MATERIALS ARE THE SUBJECT OF ANY REPRESENTATIONS OR WARRANTIES SET FORTH IN THIS AGREEMENT AND AGREES THAT IT SHALL RELY SOLELY ON ITS OWN INDEPENDENTLY DEVELOPED OR VERIFIED INFORMATION.

      Section 5.4. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, SELLER AND PURCHASER AGREE THAT PURCHASER IS PURCHASING THE PROPERTY "AS IS" WITH ANY AND ALL LATENT AND PATENT DEFECTS AND THAT THERE IS NO WARRANTY BY SELLER THAT THE PROPERTY IS FIT FOR A PARTICULAR PURPOSE. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING UPON ANY REPRESENTATIONS, STATEMENTS OR OTHER ASSERTIONS WITH RESPECT TO THE PROPERTY

CONDITION, BUT IS RELYING UPON ITS OWN EXAMINATION OF THE PROPERTY PRIOR TO THE EFFECTIVE DATE. PURCHASER IS PURCHASING THE PROPERTY UNDER THE EXPRESS UNDERSTANDING THAT THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, EXCEPT AS EXPRESSLY SET FORTH HEREIN. IN NO EVENT SHALL PURCHASER HAVE THE RIGHT TO RECOVER CONSEQUENTIAL DAMAGES. PURCHASER HEREBY WAIVES ANY ACTION UNDER THE TEXAS DECEPTIVE TRADE PRACTICES ACT. THE PROVISIONS OF SECTIONS 5.3 AND 5.4 SHALL SURVIVE THE CLOSING.

      Section 5.5. The provisions of the foregoing Sections 5.3 and 5.4 shall be deemed incorporated by reference and made a part of all documents or instruments delivered by Seller to Purchaser in connection with the consummation of the transactions contemplated herein.

      Section 5.6. As of the Effective Date, Purchaser represents and warrants to Seller the following:

            5.6.1 Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the full power and authority to own, lease and operate its assets and to conduct its business as now conducted.

            5.6.2 This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. Purchaser has taken all necessary action to authorize and approve the execution and delivery of this Agreement and its performance thereof.

            5.6.3 The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not conflict with or violate any current Law of any court or Governmental Body with jurisdiction over Purchaser, including, without limitation, the United States of America and the State of Delaware, or any political subdivision of any of the foregoing, or any decision or ruling of any arbitrator to which Purchaser is a party or by which Purchaser is bound or affected.

            5.6.4 Purchaser is not a party to, or subject to or bound by, any agreement, judgment, order, writ, injunction or decree of any court or governmental body that could prevent the performance of all or any of the terms of this Agreement.

            5.6.5 Neither Purchaser, nor any person or entity that, to Purchaser's present, actual knowledge, directly owns a 10% or greater equity interest in Seller, nor any of its officers, directors or partners is a Prohibited Person, and Purchaser has no present, actual knowledge that any other persons or entities holding any legal or beneficial interest whatsoever in Purchaser are included in, owned by, controlled by, knowingly acting for or on behalf of, knowingly providing assistance, support, sponsorship or services of any kind to, or otherwise knowingly associated with any of the persons or entities referred to or described in the Executive Order, or banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by OFAC.

                                   ARTICLE 6.
                     SURVIVAL AND LIMITATION OF LIABILITY OF
                         REPRESENTATIONS AND WARRANTIES.

      Section 6.1. The Parties agree that all representations and warranties set forth in this Agreement, or in any instrument or document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of eighteen (18) months from the Closing Date unless expressly provided to the contrary (the "Survival Period").

      Section 6.2. Subject to the limitations set forth in Section 6.3 below, Crescent agrees to indemnify, defend and hold Purchaser harmless from and against any and all Damages incurred by Purchaser from or in connection with any breach of any representation or warranty made by Seller in this Agreement or in any instrument or document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby.

      Section 6.3. Each Party shall have the right to bring an action against the other (and, in the case of Purchaser, against Crescent) on the breach of a representation or warranty hereunder, or in any instrument or document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, but only on the following conditions: (a) the Party bringing the action for breach first obtains actual knowledge of the breach after Closing and files such action within the Survival Period; (b) except as otherwise provided in
Section 6.5, no Party, and no Affiliate of any Party, shall have the right to bring a cause of action for a breach of a representation or warranty unless the Damages to such Party on account of such breach (individually or when combined with Damages from other breaches hereunder or under any instrument or document delivered pursuant to this Agreement or in connection with the transactions related to the Property (but not other property) contemplated hereby) equals or exceeds $250,000.00 (the "Floor"); (c) except as otherwise provided in Section 6.5, the liability of Seller, Crescent and any of their respective Affiliates for a breach of a representation or warranty shall be limited to Damages to Purchaser on account of such breach (individually or when combined with Damages from other breaches hereunder or under any instrument or document delivered pursuant to this Agreement or in connection with the transactions related to the Property (but not other property) contemplated hereby) in an amount not to exceed $9,720,000 (the "Representations and Warranties Cap"); (d) the liability of Purchaser and any of its Affiliates for a breach of a representation or warranty shall be limited to Damages to Seller on account of such breach (individually or when combined with Damages from other breaches hereunder or under any instrument or document delivered pursuant to this Agreement or in connection with the transactions related to the Property (but not other property) contemplated hereby) in an amount not to exceed the Representations and Warranties Cap; (e) notwithstanding anything to the contrary herein, no Party shall have the right to recover punitive or consequential damages with respect to a claim for breach of representation or warranty; and (f) the Party bringing the action will refrain from exercising any of their respective remedies hereunder for an alleged breach of a representation or warranty without first giving the other Party thirty (30) days' prior written notice and opportunity to cure such breach to the reasonable satisfaction of the Party bringing the action; provided, that if the other Party is unable to cure such breach within such thirty (30) day period, such other Party shall be allowed additional time as is reasonably necessary to cure the breach so long as such other Party commences curative efforts within the initial thirty (30) day period and diligently pursues such efforts to completion; provided, the Survival Period shall be tolled during such curative period.

      Section 6.4. Notwithstanding anything to the contrary in this Article 6, the Parties agree that (a) to the extent Seller has provided Purchaser a Tenant Estoppel Certificate upon which Purchaser is entitled to rely relating to any Tenant Lease and Major Lease; (b) such Tenant Estoppel Certificate confirms the content of any representation and warranty relating thereto as set forth in
Section 5.1.2(d) above; and (c) such Tenant thereafter asserts a position or right contrary to any assurance provided in its Tenant Estoppel Certificate and contrary to any representation and warranty of Seller relating thereto as set forth in Section 5.1.2(d), then Purchaser, before proceeding against Seller for a breach of such representation or and warranty, shall first use commercially reasonable efforts, at the sole expense of Seller and Crescent, to enforce its rights against such Tenant.

      Section 6.5. Notwithstanding anything to the contrary contained herein, the Parties and Crescent hereby acknowledge and agree that (a) the representations and warranties contained in Section 5.1.2(e) above shall not be subject to the Survival Period, the Floor or the Representations and Warranties Cap; (b) such representations and warranties shall survive indefinitely; and (c) the liability of Seller and Crescent for breach of such representations or warranties shall not be limited.

      Section 6.6. Concerning the "Seller Certificate" (herein so called), in the form of Exhibit O attached hereto and made a part hereof, and provided by Seller at Closing with respect to Tenant Leases for which no executed Tenant Estoppel Certificate was available at Closing, Purchaser acknowledges and agrees that (a) the information provided by Seller therein amounts to additional representations and warranties of Seller pertaining to the transactions that are the subject of this Agreement; (b) except with respect to the Major Tenant Estoppels (hereinafter defined), all such representations, warranties and information provided by Seller in the Seller Certificate shall be subject in all respects to the provisions of this Article 6, including without limitation the Survival Period, the Floor and the Representations and Warranties Cap; and (c) Seller shall be released from liability under this Agreement with respect to such representations, warranties and information as set forth in any Tenant Estoppel Certificate attached to the Landlord's Estoppel if the tenant named in such tenant estoppel delivers to Purchaser a signed Tenant Estoppel Certificate within ninety (90) days of the Effective Date, to the extent that such Tenant Estoppel Certificate is (i) made for the benefit of Purchaser, (ii) contains substantially the same representations, warranties and information as set forth in the Tenant Estoppel Certificate that is attached to the Seller Certificate, and (iii) contains no material deviations or discrepancies with respect to such form of such Tenant Estoppel Certificate that is attached to the Seller Certificate. The Parties acknowledge that Exhibit P-1 attached hereto and made a part hereof contains a schedule identifying the respective Tenant Leases with respect to which an executed Tenant Estoppel Certificate was available at Closing, and that Exhibit P-2 attached hereto and made a part hereof contains a schedule identifying the respective Tenant Leases with respect to which an executed Tenant Estoppel Certificate was not available at Closing. For the purposes of this Section 6.6, "Major Tenant Estoppels" means (x) the Tenant Estoppel Certificate with respect to which the tenant named therein is The Bear Stearns Companies, Inc, with respect to its Tenant Lease dated June 27, 1994;
(y) the Tenant Estoppel

Certificate with respect to which the tenant named therein is Smith Barney, Harris Upham & Co. Incorporated, with respect to its Tenant Lease dated June 26, 1986; and (z) the Tenant Estoppel Certificate with respect to which the tenant named therein is UBS Securities LLC, with respect to its Tenant Lease dated May 1, 2000. Seller acknowledges and agrees that, notwithstanding anything to the contrary herein, the representations, warranties and information provided by Seller in the Seller Certificate with respect to the Major Tenant Estoppels shall not be subject to the Survival Period, the Floor or the Representations and Warranties Cap; provided, however, that such representations, warranties and information provided by Seller in the Seller Certificate with respect to the Major Tenant Estoppels shall otherwise be subject in all respects to the provisions of this Section 6.6, including clause (c) above.

      Section 6.7. The provisions of this Article 6 shall survive the Closing.

                                   ARTICLE 7.
                                   BROKERAGE.

      Except for Lehman, each of the Parties and Crescent represents and warrants to the other that neither it nor its Affiliates has dealt with or engaged any broker or other intermediary in connection with or relating to the transaction which is the subject of this Agreement. Purchaser covenants and agrees to pay Lehman pursuant to the terms of a separate agreement. Each of the Parties and Crescent shall defend, indemnify and hold harmless the other from and against any and all liability, claim, charge or damages, including, without limitation, reasonable counsel fees and court costs, incurred by the other as a result of any breach by the indemnitor of the foregoing representation. The provisions of this Article 7 shall survive the Closing.

                                   ARTICLE 8.
                         CLOSING COSTS; TRANSFER TAXES.

      Seller shall be responsible for the payment of (a) the costs of its legal counsel, advisors and other professionals employed by it in connection with the sale of the Property; (b) all state and local deed taxes and real property transfer taxes, if any; (c) all costs associated with the Survey, the UCC Searches, the Litigation Searches and the Lien Searches; (d) all recording charges and fees; (e) all costs and expenses of transferring to Purchaser's name (or issuing in Purchaser's name replacements of) any letters of credit held by Seller as Deposits under Tenant Leases, (f) all costs and expenses of transferring to Purchaser's name any assignable warranties pertaining to the Improvements; (g) all title insurance costs to be borne by Seller as set forth in Section 4.2 above; and (h) all usual escrow and/or closing fees customarily paid by a seller in a commercial real estate transaction closed in Dallas County, Texas. Purchaser shall be responsible for the payment of (i) the costs and expenses associated with Purchaser's due diligence investigations conducted prior to the Effective Date; (ii) the costs and expenses of its legal counsel, advisors and other professionals employed and/or retained by it in connection with the purchase of the Property; (iii) all title insurance costs to be borne by Purchaser as set forth in Section 4.2 above; (iv) the costs and expenses of the lender in connection with any new loan that provides funds for all or part of the Purchase Price (a "New Loan"), including without limitation, loan fees, mortgage recording taxes, financing costs and lender's legal fees, but excluding title insurance costs which are to be borne as provided above; and (v) all usual escrow and/or closing fees customarily paid by a purchaser in a commercial real estate transaction closed in Dallas

County, Texas. In addition to the foregoing, at the Closing Seller and Purchaser shall execute, acknowledge, deliver and file all such returns, if any, as may be necessary to comply with any applicable city, county or state conveyance tax laws and/or Texas real estate conveyance tax laws (collectively, as the same may be amended from time to time, the "Transfer Tax Laws"). The transfer taxes, if any, payable pursuant to the Transfer Tax Laws shall collectively be referred to as the "Transfer Taxes". On the Closing Date, Seller shall pay the Transfer Taxes, if any, to the appropriate taxing authorities, in connection with the consummation of the transactions contemplated by this Agreement. The provisions of this Article 8 shall survive the Closing.

                                   ARTICLE 9.
                 DELIVERIES TO BE MADE BY SELLER AT THE CLOSING.

      Section 9.1. As provided above, the transactions contemplated by this Agreement include (a) Seller's agreement to convey to CBTIILP all of Seller's right, title and interest in and to the Property, (b) CBTIILP's agreement to contribute to Big Tex all of CBTIILP's right, title and interest in and to the Property, and (c) Big Tex's agreement to contribute to Purchaser all of Big Tex's right, title and interest in and to the Property. For the purposes hereof, the Parties acknowledge and agree that all references in this Article 9 to "Seller Deliveries" (as hereinafter defined) and in Article 10 to "Purchaser Deliveries" (as hereinafter defined) are intended in each instance to refer also to the delivery on the Closing Date by CBTIILP and Big Tex respectively of such substantially similar documents and agreements (and of the consideration set forth in Section 3.1 hereof) as necessary to consummate the transactions described herein in accordance with the terms and conditions hereof. In this regard, the Parties further acknowledge that the forms of certain closing documents, referenced below and attached as exhibits hereto, were prepared in a form showing transfers from "Seller" to "Purchaser," and agree that such forms shall be revised for delivery at Closing as necessary to reflect the specific transactions that are the subject of this Agreement. Subject in all respects to the foregoing provisions of this Section 9.1, Seller shall deliver or cause to be delivered to Purchaser on the Closing Date concurrently with the execution of this Agreement, the following (collectively, the "Seller Deliveries"):

            9.1.1 A duly executed and acknowledged Special Warranty Deed (the "Deed") in the form of Exhibit B.

            9.1.2 The Owner Title Policy and Mortgagee Policy.

            9.1.3 An insured closing service letter (Form T-51) with respect to the Escrow Agent.

            9.1.4 An Assignment and Assumption of Leases (the "Assignment of Leases"), duly executed and acknowledged by Seller, in the form of Exhibit C.

            9.1.5 A duly executed Blanket Conveyance, Bill of Sale and Assignment (the "Bill of Sale") in the form of Exhibit D.

            9.1.6 The affidavit referred to in Section 1445 of the Code with all pertinent information confirming that Seller is not a foreign person, trust, estate, corporation or partnership, duly executed by Seller, in the form of Exhibit E.

            9.1.7 A fully executed counterpart of the Leasing and Management Agreement.

            9.1.8 The Project Name License, duly executed and acknowledged by Seller, in the form of Exhibit N.

            9.1.9 Letters to all Tenants under the Tenant Leases (the "Tenant Notice Letters"), duly executed by Seller, in the form of Exhibit F.

            9.1.10 The Deposits (together with interest accrued thereon), including any letters of credit and/or certificates of deposit held by Seller as security under the Tenant Leases or under the Guaranties, but only to the extent the same have not been applied or returned to Tenants or Guarantors in accordance with the Tenant Leases or Guaranties, as applicable; provided, that the delivery by Seller of any letters of credit and/or certificates of deposit held by Seller as security under the Tenant Leases or Guaranties and required to be delivered hereunder shall be governed by the provisions of Section 28.10 hereof.

            9.1.11 Evidence reasonably satisfactory to the Escrow Agent that the person or persons executing this Agreement and the closing documents on behalf of Seller have full right, power and authority to do so.

            9.1.12 Any notices required by applicable Law to be delivered by Seller to Purchaser on or before Closing.

            9.1.13 The returns required under the Transfer Tax Laws, if any, and any other tax laws applicable to the transactions contemplated herein, duly executed and acknowledged by Seller.

            9.1.14 A duly executed and acknowledged Affidavit of Debts and Liens in form satisfactory to the Title Company.

            9.1.15 Certain of the Title Estoppels as identified on Schedule
9.1.15 attached hereto, duly executed and acknowledged.

            9.1.16 UCC Releases.

            9.1.17 Ordinance 19890 Assignment, duly executed and acknowledged by Seller.

            9.1.18 The DeShazo Letters.

            9.1.19 The Reeves Letter.

            9.1.20 Other items reasonably requested by the Escrow Agent and/or the Title Company for the sale of the Property in accordance with this Agreement or for administrative requirements for consummating the Closing.

      In addition to the foregoing, Seller shall make available to Purchaser, at the location of the Land and Improvements or at such other location as may be reasonably acceptable to Purchaser, the following items: (A) all original Tenant Leases and all Tenant files and correspondence that are in Seller's possession; (B) original counterparts of all Operating Agreements that are in Seller's possession; (C) all keys and master keys to all locks pertaining to the Improvements, properly tagged for identification, as well as combinations, card keys and cards for the security systems, if any; (D) originals of all Permits in Seller's possession; (E) originals or, if originals are unavailable, copies, of plans and specifications, technical manuals and similar materials for the Improvements to the extent same are in Seller's possession or control; (F) originals of the Tenant Estoppel Certificates; and (G) original books and records for the Land and Improvements. In addition, as soon as practicable following the Closing Date, (1) Seller shall use commercially reasonable efforts to obtain from the City of Dallas its consent to the Ordinance 19890 Assignment, at Seller's sole cost, and to deliver such consent to Purchaser, and (2) Seller shall use commercially reasonable efforts to obtain and to deliver to Purchaser the remaining Title Estoppels (that is, the Title Estoppels other than those set forth in Schedule 9.1.15), at Seller's sole cost (provided, however, that Seller shall not be required hereunder to file suit nor to pay any fee or any commercially unreasonable expense in its efforts to obtain any such Title Estoppel). The provisions of the preceding sentence shall survive the Closing.

                                   ARTICLE 10.
               DELIVERIES TO BE MADE BY PURCHASER AT THE CLOSING.

      Section 10.1. Subject in all respects to the first three sentences set forth in Section 9.1 above, Purchaser shall deliver or cause to be delivered to Seller on the Closing Date, concurrently with the execution of this Agreement, the following (the "Purchaser Deliveries"):

            10.1.1 Payment of the balance of the Purchase Price payable at the Closing, as adjusted for apportionments under Article 11 hereof and as may be necessary to cover Purchaser's share of the Closing costs hereunder.

            10.1.2 Counterparts of the Assignment of Leases, the Bill of Sale, the Leasing and Management Agreement, the Project Name License, and the Tenant Notice Letters, duly executed and (where required) acknowledged by Purchaser.

            10.1.3 The returns required under the Transfer Tax Laws, if any, and any other tax laws applicable to the transactions contemplated herein.

            10.1.4 Copies of partnership resolutions and/or consents of the constituent partners of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated by this Agreement, all certified as true and correct by the general partner of Purchaser.

            10.1.5 Other items reasonably requested by the Escrow Agent for the sale of the Property in accordance with this Agreement or for administrative requirements for consummating the Closing.

                                   ARTICLE 11.
                                 APPORTIONMENTS.

      Section 11.1. The following shall be apportioned between Seller and Purchaser as of 11:59 p.m. on the day immediately preceding the Closing Date (the "Apportionment Date") on the basis of the actual number of days of the month which shall have elapsed as of the Closing Date and based upon the actual number of days in the month and a 366 day year:

            11.1.1 Subject to Section 11.2, prepaid Rents.

            11.1.2 Rents collected by Seller covering the month of Closing.

            11.1.3 Real estate taxes, sewer rents and taxes, water rates and charges (to the extent not accounted for pursuant to Section 11.1.1 above), vault charges and taxes, business improvement district taxes and assessments and any other governmental taxes, charges or assessments levied or assessed against the Property or any part thereof (including an appropriate allocation for any tax reimbursement payment received with respect to the Crescent Court Hotel) (collectively, "Property Taxes"), on the basis of the respective periods for which each is assessed or imposed, to be apportioned in accordance with Section 11.3.

            11.1.4 Fuel, if any, as estimated by Seller's supplier, at current cost, together with any sales taxes payable in connection therewith, if any (a letter from Seller's fuel supplier shall be conclusive evidence as to the quantity of fuel on hand and the current cost therefor).

            11.1.5 Prepaid fees for Permits assigned to Purchaser at the Closing.

            11.1.6 Any amounts prepaid or payable under the Operating Agreements by the owner of the Property to the extent being assumed by Purchaser at Closing.

            11.1.7 Such other items as are customarily apportioned in real estate closings of commercial properties in the City of Dallas, State of Texas.

      Section 11.2. For the purposes of this Article 11, the following terms shall have the following meanings: (a) "Rents" means all Base Rents, Overage Rent, and Additional Rent; (b) "Base Rents" means monthly base rents and parking charges under the Tenant Leases; (c) "Overage Rent" means additional or escalation rent based upon (i) a percentage of a Tenant's gross sales during a specified annual or other period or (ii) increases in real estate taxes, operating expenses, labor costs, cost of living indices or porter's wages; and
(d) "Additional Rent" means items of rent or charges which are not Base Rents or Overage Rents, such as charges for electricity, steam, water, cleaning, overtime services, sundry charges or other charges of a similar nature.

            11.2.1 Rents shall be adjusted and prorated on an if, as, and when collected basis. Rents collected by Purchaser or Seller after the Closing Date from any Tenant who owes Rents for periods prior to the Closing Date shall be applied, (a) first, in payment of all Rents due and owing from such Tenant for all periods following the Closing Date; (b) second, in payment of all Rents due and owing from such Tenant for the calendar month in which the Closing Date occurs (Rents applied under this subclause (b) shall be prorated between Purchaser and Seller on a per diem basis as of the Apportionment Date); and (c) third, in payment of all Rents due and owing from such Tenant for all periods prior to the Closing Date. Each such amount, less reasonable collection costs, shall be adjusted and prorated as provided above, and the Party receiving such amount shall, within thirty (30) days, pay to the other Party the portion thereof to which it is so entitled.

            11.2.2 Purchaser shall use commercially reasonable efforts for a period of one hundred eighty (180) days following the Closing Date to collect Rents past due as of the Closing Date; provided, however, that Purchaser shall have no obligation to commence any actions or proceedings to collect any such past due Rents. Rents collected by Purchaser after the Closing Date to which Seller is entitled pursuant to Section 11.2.1 above shall be paid to Seller within thirty (30) days after receipt thereof by Purchaser. Purchaser shall provide Seller with monthly reports setting forth the status of such collection efforts. From and after the Closing Date, Seller shall not take any action whatsoever to collect any Rents or other sums delinquent as of the Closing Date from any person or entity while such person or entity is a Tenant.

            11.2.3 To the extent any portion of Overage Rent is required to be paid monthly by Tenants on account of estimated amounts for the current period, and at the end of each calendar year (or, if applicable, at the end of each lease year or tax year or any other applicable accounting period) such estimated amounts are to be recalculated based upon the actual expenses, taxes and other relevant factors for that calendar year (or lease or tax year or other applicable accounting period), with the appropriate adjustments being made with such Tenants, then such portion of the Overage Rent shall be prorated between Seller and Purchaser as of the Apportionment Date based on such estimated payments (i.e., with (a) Seller entitled to retain all monthly installments of such amounts with respect to periods prior to the calendar month in which the Closing Date occurs, to the extent such amounts are as of the Closing Date estimated to equal the amounts ultimately due to Seller for such periods, (b) Purchaser entitled to receive all monthly installments of such amounts with respect to periods following the calendar month in which the Closing Date occurs, and (c) Seller and Purchaser apportioning all monthly installments of such amounts with respect to the calendar month in which the Closing Date occurs). At the time(s) of final calculation and collection from (or refund to) Tenants of the amounts in reconciliation of actual Overage Rent for a period for which estimated amounts have been prorated, there shall be a re-proration between Seller and Purchaser of the amounts collected from or refunded to Tenants (as the case may be). That portion of any amounts received by Purchaser from Tenants in such reconciliation(s) which is allocable to Seller per such re-proration shall be paid to Seller within thirty (30) days of Purchaser's receipt thereof. Seller shall pay to Purchaser within thirty (30) days of Purchaser's demand therefor that portion of any amounts required to be refunded to Tenants in such reconciliation(s) which is allocable to Seller per such re-proration.

            11.2.4 To the extent that any Tenant, pursuant to a right contained in an existing Tenant Lease, conducts an audit respecting any Overage Rent or Additional Rent calculation (a "Rent Audit") for an accounting period that expired prior to the Closing Date, or otherwise becomes entitled to a refund of Overage Rent or Additional Rent with respect to a period prior to the Closing Date, Seller shall be liable for any refunds due to such Tenant or shall be entitled to receive and retain any additional payments due from such Tenant as the result of such Rent Audit. The results of any Rent Audit for any other accounting period shall be apportioned in the same manner as Rents. Rent Audits for accounting periods that expire prior to the Closing Date shall be settled by Seller in accordance with the applicable existing Tenant Lease, subject to Purchaser's approval, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that Purchaser's consent to any such settlement shall not be required if the Tenant as part of such settlement agrees in writing (and an original counterpart (or certified (by Seller) copy) is promptly delivered to Purchaser) that such settlement shall not be binding on any landlord in calculating similar amounts for subsequent periods and that such Tenant will not introduce any such settlement in challenging amounts due in any such subsequent periods. Rent Audits for accounting periods prior to the Closing Date but extending after the Closing Date shall be settled by Purchaser in accordance with the applicable existing Tenant Lease, but Seller shall receive notice of all negotiations or proceedings in connection therewith, shall have the right to participate and/or intervene therein and shall be entitled to approve all matters to be approved by the landlord under the applicable existing Tenant Lease in connection therewith, which approval shall not be unreasonably withheld, delayed or conditioned.

            11.2.5 To the extent that any amounts are paid or payable to Seller by a Tenant under a Tenant Lease in advance of the period to which such expense applies, whether as a one time payment or in installments (e.g. for real property tax escalations), such amounts shall be apportioned as provided above but based upon the period for which such payments were or are being made.

      Section 11.3. Property Taxes shall be apportioned on the basis of the fiscal period for which assessed. If the Closing takes place before an assessment is made or a tax rate is fixed for the tax period in which the Closing Date occurs, the apportionment of such Property Taxes based thereon shall be made at the Closing by applying the tax rate for the preceding year to the latest assessed valuation, but, promptly after the assessment and tax rate for the current year are fixed, the apportionment thereof shall be recalculated and Seller or Purchaser, as the case may be, shall make an appropriate payment to the other within thirty (30) days based on such recalculation. If as of the Closing Date the Property or any portion thereof shall be affected by any Property Taxes which are or may become payable in installments of which an installment is then a lien and has become payable, Seller shall pay the unpaid installments of such assessments which are due prior to the Closing Date and Purchaser shall pay the installments which are due on or after the Closing Date.

      Section 11.4. If there are water meters, the unfixed water rates and charges and sewer rents and taxes covered by meters, if any, shall be apportioned (a) on the basis of an actual reading done within thirty (30) days prior to the Apportionment Date, or (b) if such reading has not been made, on the basis of the last available reading. If the apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, the Parties shall, within thirty (30) days following notice of the determination of such actual reading, readjust such apportionment and Seller shall deliver to Purchaser or Purchaser shall deliver to Seller, as the case may be, the amount determined to be due upon such readjustment.

      Section 11.5. Charges for all electricity, steam, gas and other utility services (collectively, "Utilities") shall be billed to Seller's account up to the Apportionment Date and, from and after the Apportionment Date, all Utilities shall be billed to Purchaser's account. If for any reason such changeover in billing is not practicable as of the Closing Date as to any Utility, such Utility shall be apportioned on the basis of actual current readings or, if such readings have not been made, on the basis of the most recent bills that are available. If any apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, the Parties shall, within thirty
(30) days following notice of the determination of such actual reading, readjust such apportionment and Seller shall deliver to Purchaser, or Purchaser shall deliver to Seller, as the case may be, the amount determined to be due upon such adjustment.

      Section 11.6. Purchaser shall have no right to receive any rental insurance proceeds which relate to the period prior to the Closing Date and, if any such proceeds are delivered to Purchaser, Purchaser shall, within thirty
(30) days following receipt thereof, pay the same to Seller.

      Section 11.7. Seller shall be responsible for the payment of all leasing costs and expenses arising out of Tenant Leases (including, without limitation, all tenant improvement costs, all outstanding tenant improvement allowances, any Tenant Inducement Costs (hereinafter defined), and all outstanding leasing commissions) identified on Schedule 5.1.2(e) as the expense of "Crescent". Purchaser shall be responsible for the payment of all leasing costs and expenses arising out of Tenant Leases (including, without limitation, all tenant improvement costs, all outstanding tenant improvement allowances, any Tenant Inducement Costs, and all outstanding leasing commissions) identified on
Schedule 5.1.2(e) as Purchaser's expense. Consistent with the foregoing provisions, the Parties have agreed that Seller's obligations hereunder pertaining to payment of such leasing costs, including certain free rent, and expenses arising out of Tenant Leases shall be satisfied and discharged by means of a credit to Purchaser at Closing in an agreed amount as reflected in the settlement statement executed by the Parties contemporaneously herewith. If as of the Closing Date Seller shall have paid any items for which Purchaser is responsible pursuant to the foregoing provisions, Purchaser shall reimburse Seller therefor at Closing, provided that Seller has supplied invoices and statements for any items to Purchaser on or before the Closing Date; and provided further, that if Seller has not supplied invoices and statements for any such items to Purchaser on or before the Closing Date, then Seller shall supply such invoices and statements for any such items to Purchaser not later than thirty (30) days after the Closing Date, whereupon Purchaser, within thirty
(30) days following receipt of such invoices and statements, shall reimburse Seller therefor. For the purposes hereof, the term "Tenant Inducement Costs" shall mean any out-of-pocket payments required under a Tenant Lease to be paid by the landlord thereunder to or for the benefit of the Tenant thereunder which is in the nature of a tenant inducement or concession, including, without limitation, tenant improvement costs, design, refurbishment and other work allowances, lease buyout costs, and moving allowances; provided, however, that "Tenant Inducement Costs" shall not include loss of income resulting from any free rental period (it being agreed that Seller shall bear such loss resulting from any free rental period with respect to the period prior to the Closing Date, which loss shall be deemed paid and discharged by means of the credit to Purchaser at Closing described above in this Section 11.7, and that Purchaser shall bear such loss with respect to the period from and after the Closing
Date).

      Section 11.8. If any payment to be made after Closing under this Article 11 shall not be paid when due hereunder, the same shall bear interest (which shall be paid together with the applicable payment hereunder) from the date due until so paid at a rate per annum equal to the Prime Rate (as such rate may vary from time to time) as reported in The Wall Street Journal plus

3% (the "Default Rate"). To the extent a payment provision in this Article 11 does not specify a period for payment, then for purposes hereof such payment shall be due within seven (7) business days of the date such payment obligation is triggered.

      Section 11.9. The provisions of this Article 11 shall survive the Closing.

                                   ARTICLE 12.
                          TENANT ESTOPPEL CERTIFICATES.

      The Parties acknowledge that, prior to the Effective Date hereof, (a) Seller requested a Tenant Estoppel Certificate in the form attached hereto as
Exhibit I from each of the Tenants, including the Major Tenants; (b) Seller delivered to Purchaser and/or Purchaser's Representatives copies of all Tenant Estoppel Certificates obtained by Seller, each of which is identified in Exhibit P-1 attached hereto; and (c) subject to Seller's obligation to deliver at Closing the Seller Certificate, Purchaser has reviewed and approved the Tenant Estoppel Certificates.

                                  ARTICLE 13.
                                    DEFAULT.

      Section 13.1. IF THE TRANSACTION HEREIN PROVIDED SHALL NOT BE CLOSED BY REASON OF A DEFAULT UNDER THIS AGREEMENT, THEN PURCHASER OR SELLER SHALL HAVE, AS ITS EXCLUSIVE REMEDIES, THE RIGHT TO EITHER (A) TERMINATE THIS AGREEMENT, OR
(B) SPECIFICALLY ENFORCE THIS AGREEMENT (BUT NO OTHER ACTION, FOR DAMAGES OR OTHERWISE, SHALL BE PERMITTED), PROVIDED THAT ANY ACTION BY PURCHASER OR SELLER FOR SPECIFIC PERFORMANCE MUST BE FILED, IF AT ALL, WITHIN THIRTY (30) DAYS OF THE DATE HEREOF, AND THE FAILURE TO FILE WITHIN SUCH PERIOD SHALL CONSTITUTE A WAIVER OF SUCH RIGHT AND REMEDY. IF A PARTY SHALL HAVE NOT FILED AN ACTION FOR SPECIFIC PERFORMANCE WITHIN THE AFOREMENTIONED TIME PERIOD OR SO NOTIFIED THE OTHER PARTY OF ITS ELECTION TO TERMINATE THIS AGREEMENT, SUCH PARTY'S SOLE REMEDY SHALL BE TO TERMINATE THIS AGREEMENT IN ACCORDANCE WITH CLAUSE (A) ABOVE. IF SPECIFIC PERFORMANCE IS UNAVAILABLE BECAUSE SELLER HAS SOLD THE PROPERTY TO A BONA FIDE PURCHASER FOR VALUE FOR A PURCHASE PRICE IN EXCESS OF THE PURCHASE PRICE, PURCHASER SHALL HAVE THE RIGHT TO SUE SELLER FOR "BENEFIT OF THE BARGAIN" DAMAGES (I.E. THE DIFFERENCE BETWEEN THE PURCHASE PRICE PAID BY SUCH BONA FIDE PURCHASER AND THE PURCHASE PRICE); PROVIDED, HOWEVER, THAT AS A CONDITION PRECEDENT TO PURCHASER EXERCISING ANY RIGHT IT MAY HAVE TO BRING SUCH A DAMAGE ACTION AS A RESULT OF SELLER'S SALE OF THE PROPERTY TO A BONA FIDE PURCHASER FOR VALUE, PURCHASER MUST COMMENCE SUCH AN ACTION WITHIN THIRTY (30) DAYS AFTER THE OCCURRENCE OF SUCH DEFAULT AND PURCHASER AGREES THAT FAILURE TO TIMELY COMMENCE SUCH ACTION FOR "BENEFIT OF THE BARGAIN" DAMAGES WITHIN SUCH THIRTY (30) DAY PERIOD SHALL BE DEEMED A

WAIVER OF SUCH RIGHT TO COMMENCE SUCH ACTION. EXCEPT AS EXPRESSLY PROVIDED HEREIN, IN NO EVENT SHALL EITHER PARTY HAVE THE RIGHT TO RECOVER DAMAGES FROM THE OTHER ON ACCOUNT OF ANY DEFAULT. THE PARTIES HEREBY WAIVE ANY ACTION UNDER THE TEXAS DECEPTIVE TRADE PRACTICES ACT. THE PROVISIONS OF THIS SECTION 13.1 SHALL SURVIVE THE CLOSING.

      Section 13.2. From and after the Closing Date, if any Party (the "Breaching Party") breaches a covenant herein that survives the Closing, (a) the other Party will refrain from bringing any Action based thereon or from otherwise exercising any of its remedies hereunder without first giving the Breaching Party thirty (30) days' prior written notice and opportunity to cure such breach to the reasonable satisfaction of the other Party; provided, that if the Breaching Party is unable to cure such breach within such thirty (30) day period, the Breaching Party shall be allowed additional time as is reasonably necessary to cure the breach so long as the Breaching Party commences curative efforts within the initial thirty (30) day period and diligently pursues such efforts to completion; and provided further, that the preceding clause regarding additional time to cure shall be inapplicable to any breach of a covenant to pay money; and (b) if the Breaching Party fails to cure the breach in accordance with the foregoing provisions, then the other Party shall have the right to avail itself of all legal and equitable remedies available to the other Party by reason of the Breaching Party's default, except that in no event shall the other Party have the right to recover consequential damages. The Parties agree that the foregoing provisions of this Article 13 shall not be applicable to claims for breaches of representations or warranties, which claims shall be governed by the provisions of Article 6 hereof. The provisions of this Article 13 shall survive the Closing. If Seller is the Breaching Party, after the expiration of the foregoing notice and opportunity to cure provisions, Purchaser shall have the right to bring an action against Seller (and/or Crescent if such claim arises under Article 6 hereof).

                                   ARTICLE 14.
                                    NOTICES.

      All demands, requests or other communications (collectively, "Notices") required to be given or which may be given hereunder shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, or (b) national prepaid overnight delivery service, or (c) telecopy or other facsimile transmissions (followed with hard copy sent by national prepaid overnight delivery service), or (d) personal delivery with receipt acknowledged in writing, directed to:

      Seller: c/o Crescent Real Estate Equities Limited Partnership 777 Main Street, Suite 2100
                       Fort Worth, Texas 76102-5325
                       Attention: Executive Vice President, Capital Markets Facsimile No.: (817) 321-2020

      with a copy to:  Haynes and Boone, LLP
                       901 Main Street, Suite 3100
                       Dallas, Texas 75202-3789

                       Attention: Steven R. Jenkins, Esq.
                       Facsimile: (214) 200-0485

      CBTIILP: c/o Crescent Real Estate Equities Limited Partnership 777 Main Street, Suite 2100
                       Fort Worth, Texas 76102-5325
                       Attention: Executive Vice President, Capital Markets Facsimile No.: (817) 321-2020

      with a copy to:  Haynes and Boone, LLP
                       901 Main Street, Suite 3100
                       Dallas, Texas 75202-3789
                       Attention: Steven R. Jenkins, Esq.
                       Facsimile: (214) 200-0485

      Big Tex: c/o Crescent Real Estate Equities Limited Partnership 777 Main Street, Suite 2100
                       Fort Worth, Texas 76102-5325
                       Attention: Executive Vice President, Capital Markets Facsimile No.: (817) 321-2020

      with a copy to:  Haynes and Boone, LLP
                       901 Main Street, Suite 3100
                       Dallas, Texas 75202-3789
                       Attention: Steven R. Jenkins, Esq.
                       Facsimile: (214) 200-0485

      with a copy to:  J.P. Acquisition Investment Management Inc.
                       522 Fifth Avenue
                       New York, New York 10036
                       Attention: Frederick N. Sheppard
                       Facsimile: (212) 837-2604

      with a copy to:  Stroock & Stroock & Lavan LLP
                       180 Maiden Lane
                       New York, New York 10038
                       Attention: Brian Diamond, Esq.
                       Facsimile: (212) 806-6006

      Purchaser:       c/o J.P. Acquisition Investment Management Inc.
                       522 Fifth Avenue
                       New York, New York 10036
                       Attention: Frederick N. Sheppard
                       Facsimile: (212) 837-2604

      with a copy to:  Stroock & Stroock & Lavan LLP

                       180 Maiden Lane
                       New York, New York 10038
                       Attention: Brian Diamond, Esq.
                       Facsimile: (212) 806-6006

      with a copy to:  Stutzman, Bromberg, Esserman & Plifka,
                       A Professional Corporation
                       2323 Bryan Street, Suite 2200
                       Dallas, Texas  75201-2689
                       Attention: John E. Bromberg
                       Facsimile: (214) 969-4999

      Crescent:        Crescent Real Estate Equities Limited Partnership
                       777 Main Street, Suite 2100
                       Fort Worth, Texas 76102-5325
                       Attention: Executive Vice President, Capital Markets
                       Facsimile: (817) 321-2010

      with a copy to:  Haynes and Boone, LLP
                       901 Main Street, Suite 3100
                       Dallas, Texas  75202-3789
                       Attention: Steven R. Jenkins, Esq.
                       Facsimile: (214) 200-0485

      Any Notice so sent by certified or registered mail shall be deemed given on the date of receipt or refusal as indicated on the return receipt. All other Notices shall be deemed given when actually received or refused by the party to whom the same is directed. A Notice may be given either by a party or by such party's attorney. Seller and Purchaser may designate by not less five (5) business days' Notice given to the other in accordance with the terms of this Article, additional or substituted parties to whom Notices should be sent hereunder. The provisions of this Article 14 shall survive the Closing.

                                   ARTICLE 15.
                                   AMENDMENTS.

      This Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by all the Parties hereto or their respective successors in interest. The provisions of this Article 15 shall survive the Closing.

                                   ARTICLE 16.
                          GOVERNING LAW; CONSTRUCTION.

      This Agreement (a) shall be governed by the laws of the State of Texas without giving effect to conflict of laws principles thereof, and (b) shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto and without regard to, or aid of, any rules of construction requiring construction against any party drafting this Agreement. Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation hereof. Each party has been represented by independent counsel in connection with this Agreement. For purposes of construction of this Agreement, provisions that are deleted or crossed out shall be treated as if never included herein. The provisions of this Article 16 shall survive the Closing.

                                   ARTICLE 17.
                CONSENT TO JURISDICTION/WAIVER OF TRIAL BY JURY.

      The Parties and Crescent agree to submit to personal jurisdiction in the state or federal court in Dallas County, Texas in any Action arising out of this Agreement and, in furtherance of such agreement, the Parties and Crescent hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the Parties and Crescent in any such Action may be obtained within or without the jurisdiction of any state or federal court located in Dallas County, Texas and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the Parties and Crescent by registered or certified mail to or by personal service at the last known address of the Parties and Crescent, whether such address be within or without the jurisdiction of any such court. The Parties and Crescent recognize that courts outside Dallas County, Texas may also have jurisdiction over Actions arising out of this Agreement, and in the event that any Party or Crescent shall institute a proceeding involving this Agreement in a jurisdiction outside Dallas County, Texas, the one instituting such proceeding shall indemnify any other Party or Crescent for any losses and expenses that may result from the breach of the foregoing covenant to institute such proceeding only in a state or federal court in Dallas County, Texas, including without limitation any additional expenses incurred as a result of litigating in another jurisdiction, such as reasonable fees and expenses of local counsel and travel and lodging expenses for parties, witnesses, experts and support personnel. Seller, Crescent and Purchaser hereby irrevocably and unconditionally waive any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to this Agreement. The provisions of this Article 17 shall survive the Closing.

                                   ARTICLE 18.
                               PARTIAL INVALIDITY.

      If any provision of this Agreement is held to be invalid or unenforceable as against any person or under certain circumstances, the remainder of this Agreement and the applicability of such provision to other persons or circumstances shall not be affected thereby. Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Law. The provisions of this Article 18 shall survive the Closing.

                                   ARTICLE 19.
                                  COUNTERPARTS.

      This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute but one and the same instrument.

                                   ARTICLE 20.
                          NO THIRD PARTY BENEFICIARIES.

      This Agreement is an agreement solely for the benefit of Seller and Purchaser, and except to the extent of Crescent's joinder herein solely for the purposes of Article 6, Article 7, Article 13, Article 16 and Article 17 hereof, no other person, party or entity shall have any rights hereunder nor shall any other person, party or entity be entitled to rely upon the terms, covenants and provisions contained herein. The provisions of this Article 20 shall survive the Closing.

                                   ARTICLE 21.
                                     WAIVER.

      No failure or delay of either Party in the exercise of any right given to such Party hereunder or the waiver by any Party of any condition hereunder for its benefit (unless the time specified herein for exercise of such right, or satisfaction of such condition, has expired) shall constitute a waiver of any other or further right nor shall any single or partial exercise of any right preclude other or further exercise thereof or any other right. The waiver of any breach hereunder shall not be deemed to be waiver of any other or any subsequent breach hereof. The provisions of this Article 21 shall survive the Closing.

                                   ARTICLE 22.
                                   ASSIGNMENT.

      No Party to this Agreement shall have the right to assign all or any portion of its rights or obligations hereunder without the prior written consent of each other Party to this Agreement; provided, that in no event shall Purchaser be relieved of any of its rights or obligations hereunder. The provisions of this Article 22 shall survive the Closing.

                                   ARTICLE 23.
                                 BINDING EFFECT.

      This Agreement is binding upon, and shall inure to the benefit of, the Parties and each of their respective successors and permitted assigns, if any; provided, however, that none of the representations or warranties made by Seller hereunder shall inure to the benefit of any person or entity that may, after the Closing Date, succeed to Purchaser's interest in the Property other than an assignee of Purchaser with respect to which Seller has granted its consent in accordance with Article 22 hereof. The provisions of this Article 23 shall survive the Closing.

                                   ARTICLE 24.
                                ENTIRE AGREEMENT.

      This Agreement (together with the Ancillary Agreements and the instruments or documents delivered pursuant to this Agreement or in connection with the transactions contemplated hereby) is the entire agreement between the Parties and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind whatsoever. Any agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Agreement in whole or in part unless such agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

                                   ARTICLE 25.
                                ATTORNEYS' FEES.

      In the event of any litigation between the Parties hereto to enforce any of the provisions of this Agreement or any right of either Party hereto, the unsuccessful Party to such litigation agrees to pay to the successful Party all costs and expenses, including reasonable attorneys' fees and disbursements, incurred herein by the successful Party in and as part of the judgment rendered in such litigation.

                                   ARTICLE 26.
                               PARAGRAPH HEADINGS.

      The headings of the various articles of this Agreement have been inserted only for the purpose of convenience and are not part of this Agreement and shall not be deemed in any manner to modify, expand, explain or restrict any of the provisions of this Agreement.

                                   ARTICLE 27.
                             SIMULTANEOUS CLOSINGS.

      It shall be a condition precedent to the obligations of Seller and Purchaser hereunder that the Closing shall occur simultaneously with the closings of each of the transactions contemplated by Houston Center Contract and the Post Oak Contract.

                                   ARTICLE 28.
                                 MISCELLANEOUS.

      Section 28.1. Possession of the Land and Improvements, and the Personalty relating thereto, shall be delivered to Purchaser by Seller at the Closing, subject to the Permitted Exceptions. Purchaser shall make its own arrangements for the provision of Utilities to the Property and Seller shall terminate its contracts with such utility companies that provide Utilities to the Property.

      Section 28.2. The Parties acknowledge that, prior to the Closing Date, they conferred and agreed on a press release to be issued jointly by Purchaser and Seller disclosing the transaction and the appropriate time for making such release. Neither Purchaser nor Seller shall issue any press releases (or other public statements except as many be required by law) with respect to the transaction contemplated in this Agreement without approval of the other Party, which approval may be withheld in such other Party's sole and absolute discretion. Notwithstanding any terms or conditions in this Agreement to the contrary, no conditions of confidentiality within the meaning of IRC Section 6111(d) or the Treasury Regulations promulgated under IRC Sec. 6011 are intended, and the parties hereto are expressly authorized to disclose every U.S. federal income tax aspect of any transaction covered by this Agreement with any and all persons, without limitation of any kind. The provisions of this Section
28.2 shall survive the Closing.

      Section 28.3. Seller and Purchaser will do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, assignments, notices, transfers and assurances as may be reasonably required by the other Party, for the better assuring, conveying, assigning, transferring and confirming unto Purchaser the Property and for carrying out the intentions or facilitating the consummation of this Agreement. The provisions of this Section
28.3 shall survive the Closing.

      Section 28.4. It is expressly agreed by the Parties hereto that time is of the essence with respect to this Agreement and Closing hereunder. The provisions of this Section 28.4 shall survive the Closing.

      Section 28.5. All references to "business days" contained hereunder are references to normal working business days, i.e., Monday through Friday of each calendar week, exclusive of federal and national bank holidays. In the event that any event hereunder is to occur, or a time period is to expire, on a date which is not a business day, such event shall occur or such time period shall expire on the next succeeding business day. The provisions of this Section 28.5 shall survive the Closing.

      Section 28.6. Either Seller, on the one hand, or Purchaser, on the other hand (the "Exchanging Party"), may consummate the purchase and sale of the Property as part of one (1) or more so-called like-kind exchanges (each, an "Exchange") pursuant to Section 1031 of the Code including all or any portion of the Property, provided that: (i) the Exchanging Party shall effect an Exchange through an assignment of its rights (including, without limitation, an assignment of all or any portion of the deposits) under this Agreement to a qualified intermediary or an exchange accommodation titleholder; and (ii) the other Party shall not be required to take an assignment of the purchase agreement for the replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange. Anything in this Agreement to the contrary notwithstanding, for purposes of facilitating separate Exchanges by the respective partners of the Exchanging Party or prior to Closing, the Exchanging Party may distribute interests in the Property among the partners of the Exchanging Party or entities which are controlled by or under common control with any one or more of such partners and engage in multiple Exchanges, provided that such transfers shall be subject to, and the transferees shall assume and agree to be bound by, the provisions of this Agreement; and provided that any such distribution shall not release the Exchanging Party from its obligations under this Agreement. The other Party shall not by this Agreement or acquiescence to an Exchange (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the Exchanging Party that the Exchange in fact complies with Section 1031 of the Code. The Exchanging Party shall indemnify, defend and hold the other Party harmless from and against any and all liabilities, claims, damages, expenses (including, without limitation, reasonable attorneys' fees), taxes, fees, proceedings and causes of action of any kind or nature whatsoever arising out of or resulting solely from such Exchange or attempted Exchange. The obligations of the Exchanging Party under the preceding sentence shall survive Closing.

      Section 28.7. In no event shall this Agreement or any memorandum hereof be recorded in the public records of the place in which the Land is situated, and any such recordation or attempted recordation shall constitute a breach of this Agreement by the Party responsible for such recordation or attempted recordation. The provisions of this Section 28.7 shall survive the Closing.

      Section 28.8. All schedules and exhibits attached hereto are incorporated herein by reference.

      Section 28.9. The Parties acknowledge that Seller is a party to a certain Net Profits Participation Agreement (the "Korshak Participation Agreement") dated August 8, 2002 with Korshak, a Tenant of the Property. Notwithstanding anything to the contrary in this Agreement, the Parties agree that Seller is not required as a part of the transactions contemplated herein to assign or otherwise transfer its rights and interests under such Net Profits Participation Agreement; rather, Seller shall have the right to retain such rights and interests. The Parties further agree that the Assignment of Leases shall not be construed to transfer or assign to Purchaser any interest whatsoever in such Net Profits Participation Agreement. Seller covenants and agrees not to take any action under the Korshak Participation Agreement that will have any material adverse effect on the Korshak Lease and/or on Purchaser's rights, duties or obligations under the Korshak Lease. The provisions of this Section 28.9 shall survive the Closing.

      Section 28.10. With respect to any letters of credit and/or certificates of deposit held by Seller as security under the Tenant Leases or the Guaranties that are required to be delivered to Purchaser pursuant to Section 9.1.10 hereof, (a) Seller shall deliver to Purchaser at Closing the original of each such letter of credit and/or certificate of deposit, and (b) Seller, at Seller's sole cost, shall cause all such letters of credit and/or certificates of deposit to be transferred and reissued in Purchaser's name and delivered to Purchaser as soon as practicable following the Closing. Between the Closing Date and the date of any such transfer of a letter of credit to Purchaser, Seller shall draw upon such letter of credit, and promptly deliver the proceeds thereof to Purchaser, upon Purchaser's notification to Seller that the tenant under the applicable Tenant Lease or the guarantor under the Guaranty has defaulted such that Purchaser, as the landlord or beneficiary thereunder, is entitled to draw upon the letter of credit. The provisions of this Section 28.10 shall survive the Closing.

      Section 28.11. It is not the intent of the Parties that Purchaser, by closing the transactions contemplated herein, should assume any liability for pending Actions pertaining to, or claims asserted against, the Property as of the Closing Date. Accordingly, Seller agrees to indemnify, defend and hold Purchaser harmless from and against any and all Damages incurred by Purchaser from or in connection with any such pending Actions pertaining to, or claims asserted against, the Property as of (but not after) the Closing Date.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to be effective as of the Effective Date.

                           SELLER:

                           CRESCENT REAL ESTATE FUNDING I, L.P.,
                           a Delaware limited partnership

                           By: CRE Management I Corp.,
                               a Delaware corporation,
                               its general partner

                               By: /s/ Dennis H. Alberts
                                   -----------------------------
                               Name:
                                     ---------------------------
                               Title: President
                                      --------------------------

                           CBTIILP:

                           CRESCENT BT I INVESTOR, L.P.,
                           a Delaware limited partnership

                           By: CBT I Management Corp., a Delaware corporation, its general partner

                               By: /s/ Dennis H. Alberts
                                   -----------------------------
                               Name:
                                     ---------------------------
                               Title: President
                                      --------------------------

                           BIG TEX:

                           CRESCENT BIG TEX I, L.P.,
                           a Delaware limited partnership,

                           By: Crescent BT I GP, L.P.,
                               a Delaware limited partnership,
                               general partner

                           By: Crescent BT I Management, LLC,
                               a Delaware limited liability company,
                               its general partner

                           By: Crescent Real Estate Equities, Ltd.,
                               a Delaware corporation,
                               its general partner

                               By: /s/ Dennis H. Alberts
                                   -----------------------------
                               Name:
                                     ---------------------------
                               Title: President
                                      --------------------------

                           PURCHASER:

                           CRESCENT TC INVESTORS, L.P.,
                           a Delaware limited partnership

                           By: Crescent TCI GP, LLC,
                               a Delaware limited liability company,
                               its general partner

                               By: /s/ Dennis H. Alberts
                                   -----------------------------
                               Name:
                                     ---------------------------
                               Title: President
                                      --------------------------

                           SOLELY FOR THE PURPOSES OF ARTICLE 6, ARTICLE 7,
                           ARTICLE 13, ARTICLE 16 AND ARTICLE 17:

                           CRESCENT REAL ESTATE EQUITIES
                           LIMITED PARTNERSHIP,
                           a Delaware limited partnership,

                           By: Crescent Real Estate Equities, Ltd.,
                               its general partner

                               By: /s/ Dennis H. Alberts
                                   -----------------------------
                               Name:
                                     ---------------------------
                               Title: President
                                      --------------------------

                               LIST OF EXHIBITS:

A        PROPERTY DESCRIPTION
B        SPECIAL WARRANTY DEED
C        ASSIGNMENT AND ASSUMPTION OF LEASES
D        BLANKET CONVEYANCE, BILL OF SALE AND ASSIGNMENT
E        NON-FOREIGN AFFIDAVIT
F        TENANT NOTICE LETTER
G        PERMITTED EXCEPTIONS
H        LIST OF REPORTS
I        TENANT ESTOPPEL CERTIFICATE
J        CC&Rs ESTOPPEL
K        GROUND LEASE ESTOPPEL
L        METLIFE ESTOPPEL
M        UCC SEARCHES
N        LICENSE AGREEMENT
O        SELLER CERTIFICATE
P-1 and P-2       TENANT ESTOPPEL SCHEDULES

The foregoing exhibits have been omitted and will be furnished to the Commission upon request.